As filed with the Securities and Exchange Commission on December 12, 2016.

Registration No. ________________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1/A3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

HIGH DESERT HOLDING CORP.

(Exact name of registrant as specified in its charter)

Nevada	1040	46-3493034
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

865 Tahoe Boulevard, Suite 302

Incline Village, Nevada 89451

(775) 298-2856

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Mark A. Kersey

865 Tahoe Boulevard, Suite 302

Incline Village, Nevada 89451

(775) 298-2856

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Upon the Effective Date of this Registration Statement.

(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer ☐	Accelerated Filer ☐
Non-accelerated Filer ☐ (Do not check if a smaller reporting company)	Smaller Reporting Company ☒

Explanatory Paragraph

The Company is filing the accompanying amendment to enhance certain disclosures associated with the offering and its properties; and to clarify some items.  No additional material changes were made to the Form S-1/A2 as filed on November 28, 2016.

Calculation of Registration Fee

Title of Each Class of Securities To Be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee (3)(4)
Offered by the Issuer: Common Stock, $0.001 par value per share (1)	6,500,000	$0.20	$1,300,000	$150.67
Offered by the Selling Stockholders: Common Stock, $0.001 par value per share (1)	3,500,000	$0.20	$700,000	$81.13

(1)	Pursuant to Rule 416 of the Securities Act, this registration statement also registers such additional shares of common stock as may become issuable to prevent dilution as a result of stock splits, stock dividends or similar transactions.
(2)	Estimated in accordance with Rule 457 of the Securities Act of 1933 solely for the purpose of computing the amount of the registration fee. Our common stock is not traded on any national exchange and the offering price is based on the price at which shares of the registrant’s common stock were sold to investors in private transactions, which does not necessarily bear a relationship to the registrant's book value, assets, past operating results, or financial condition. The Selling Shareholders’ shares will be sold at a fixed price until the shares are quoted on the OTC Bulletin Board, the OTCQX the OTCQB or listed on a securities exchange and thereafter at prevailing market prices or privately negotiated prices, if applicable. There can be no assurance that a market maker will agree to file the necessary documents with the Financial Industry Regulatory Authority, Inc., which operates the OTC Bulletin Board, that such an application for quotation will be approved or that our common stock ever will trade. The registrant makes no representation as to the price at which its common stock may trade if quoted on the OTC Bulletin Board.
(3)	Calculated in accordance with Rule 457(o) under the Securities Act of 1933, as amended.
(4)	$231.80 previously paid

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The Issuer and the Selling Shareholders are offering the securities on a self-underwritten, best efforts basis, which is intended to end 180 days from the effective date of this registration statement, unless earlier terminated by the sale of all 10,000,000 shares or the Board of Directors determines that it is in the best interest of the Issuer to terminate the offering. The Issuer and Selling Shareholders are making this offering without the involvement of underwriters or broker-dealers.  There are no minimum purchase requirements, and there are no arrangements to place the funds in an escrow, trust, or similar account. All sales of the securities offered by the Issuer and Selling Shareholders are final at the time of sale.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER [__], 2016

HIGH DESERT HOLDING CORP.

PROSPECTUS

This prospectus relates to the issuance and sale of up to 6,500,000 shares of common stock, $0.001 par value per share at an offering price of $0.20 per share, of High Desert Holding Corp. and to the resale of up to 3,500,000 shares of common stock that may be sold by the selling stockholders identified in this prospectus from time to time, at a fixed price of $0.20 per share until the shares are quoted on the OTC Bulletin Board, the OTCQX, the OTCQB, or listed on a securities exchange and thereafter at prevailing market prices or as privately negotiated, as applicable; for an aggregate offering of 10,000,000 shares of common stock. These selling stockholders, together with their transferees, are referred to throughout this prospectus as “selling stockholders.” We may receive up to $1,300,000 in proceeds from the sale of our common stock in this offering if all 6,500,000 newly issued shares are purchased by third party investors. The Company will not receive any of the proceeds, totaling $700,000, if the selling stockholders identified in this prospectus sell all of their shares at a fixed price of $0.20 per share.

Our common stock does not presently trade on any exchange or electronic medium. We have not applied for listing to trade on any public market nor has a market maker applied to have our common stock admitted to quotation on the OTC Bulletin Board. We may seek to identify a market maker to file an application to have our common stock admitted to quotation on the OTC Bulletin Board; however, we cannot assure you that our common stock ever will be quoted on the OTC Bulletin Board or trade on any other public market or electronic medium.

We will pay all of the expenses incident to the registration of the shares offered under this prospectus, except for sales commissions and other expenses of selling stockholders applicable to the sales of their shares.

The shares may be offered for sale from time to time by the selling stockholders acting as principal for their own accounts or in brokerage transactions at prevailing market prices or in transactions at negotiated prices. No representation is made that any shares will or will not be offered for sale. It is not possible at the present time to determine the price to the public in any sale of the shares by the selling stockholders and the selling stockholders reserve the right to accept or reject, in whole or in part, any proposed purchase of shares. Accordingly, the public offering price and the amount of any applicable underwriting discounts and commissions will be determined at the time of such sale by the selling stockholders.  See “Selling Stockholders” and “Plan of Distribution” in this prospectus.

An investment in our common stock is speculative and involves a high degree of risk. Investors should carefully consider the risk factors and other uncertainties described in this prospectus before purchasing our common stock. See “Risk Factors” beginning on page [_].

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL, ACCURATE, OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is ________________, 2016.

AVAILABLE INFORMATION

This prospectus constitutes a part of a registration statement on Form S-1 (together with all amendments and exhibits thereto, the “Registration Statement”) filed by us with the SEC under the Securities Act of 1933, as amended (the “Securities Act”). As permitted by the rules and regulations of the SEC, this prospectus omits certain information contained in the Registration Statement, and reference is made to the Registration Statement and related exhibits for further information with respect to High Desert Holding Corp. and the securities offered hereby. Any statements contained herein concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the SEC are not necessarily complete, and in each instance reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference.

Through and including ________________ all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

You should rely only on the information contained in this prospectus and any free writing prospectus prepared by or on behalf of us that we have referred to you. We and the selling stockholders have not, authorized anyone to provide you with additional or different information from that contained in this prospectus. If anyone provides you with additional, different or inconsistent information, you should not rely on it. We and the selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. Because this is only a summary, it does not contain all of the information that may be important to you. You should read this entire prospectus and should consider, among other things, the matters set forth under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, and our consolidated financial statements and related notes thereto appearing elsewhere in this prospectus before making your investment decision.

Unless the context otherwise requires, any reference to “the Company,” “we,” “us,” or “our” refers to High Desert Holding Corp. and its subsidiaries, a Nevada corporation.

Glossary

“assay” means to test minerals by chemical or other methods for determining the amount of metals contained therein.

“claim” means a mining interest giving its holder the right to prospect, explore for and exploit minerals within a defined area.

“feasibility study” means a comprehensive study undertaken to determine the economic feasibility of a project; typically to determine if a construction and/or production decision can be made.

“grade” means the amount of precious metal in each ton of ore, expressed as troy ounces per ton.

“heap leaching” means a process whereby gold and silver are extracted by “heaping” crushed ore onto impermeable leach pads and applying a weak cyanide solution that dissolves the gold and silver from the ore into a precious metal-laden solution for further recovery.

“lode” is a vein-like deposit or rich supply of or source of gold or other minerals.

“mineralized material” is a body that contains mineralization that has been delineated by appropriately spaced drilling and/ or underground sampling to estimate a sufficient tonnage and average grade of metal(s). Such a deposit does not qualify as a reserve until a comprehensive evaluation based upon unit cost, grade, recoveries, and other material factors conclude legal and economic feasibility of extraction at the time of reserve determination.

“NSR” means net smelter return royalty.

“ore” means a mineral-bearing rock, which may be rich enough to be mined at a profit.

“oxide” means ore in which some of the minerals have been oxidized (i.e., combined with oxygen through exposure to air or water) from surface exposure, fracturing, faulting, or exposure to high temperatures. Oxidation tends to make the ore more porous and permits a more complete permeation of cyanide solutions so that minute particles of gold in the interior of the minerals will be more readily dissolved. Oxide ore is generally processed using a heap leach method.

“placer” means alluvial deposit containing particles or larger pieces of gold or other minerals.

“probable reserves” means reserves for which quantity and grade and/or quality are computed from information similar to that used for proven (measured) reserves, but the sites for inspection, sampling and measurement are farther apart or are otherwise less adequately spaced. The degree of assurance, although lower than that for proven (measured) reserves, is high enough to assume continuity between points of observation.

“proven reserves” means reserves for which (a) quantity is computed from dimensions revealed in outcrops, trenches, workings or drill holes; grade and/or quality are computed from the results of detailed sampling and (b) the sites for inspection, sampling and measurement are spaced so closely and the geologic character is so well defined that size, shape, depth, and mineral content of reserves are well-established.

“quartz” is one of the most common of all rock-forming minerals and one of the most important constituents of the earth’s crust. Quartz may be transparent, translucent, or opaque; it may be colorless or colored.

“recovery” means that portion of the metal contained in the ore that is successfully extracted by processing, can also be expressed as a percentage.

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“reserves” or “ore reserves” mean that part of a mineral deposit, which could be economically and legally extracted or produced at the time of the reserve determination.

“stripping ratio” or “strip ratio” means the ratio of waste tons to ore tons mined.

“sulfide” means a compound of sulfur and a metallic element, generally processed using milling methods.

“tailings” means refuse materials resulting from the washing, concentration, or treatment of ore.

“ton” means a short ton (2,000 pounds).

“vein” is a deposit of non-sedimentary origin, which may or may not contain valuable minerals; lode.

“waste” means rock or other material lacking sufficient grade and/or other characteristics to be economically processed or stockpiled as ore and which is often necessary to access an ore deposit.

HIGH DESERT HOLDING CORP.

High Desert Holding Corp. is a mineral exploration company. Our primary focus is identifying mining properties and mining equipment, primarily located within the Western United States that may be economically feasible for commercial development. We have not limited our property identification and subsequent exploration activities to those containing only precious metals as we have determined that non-precious metal markets may provide more near-term benefits to our Company and its shareholders. In the near-term, we are seeking to acquire or obtain rights to acquire properties that possess potentially commercially viable non-precious and/or precious mineral resources throughout the Western United States.

Corporate History

High Desert Holding Corp. (“we”, “us”, “our”, the “Company” or the “Registrant”) was incorporated in the State of Nevada on August 29, 2013. Since inception, we have focused our activities on researching and identifying potential mineral properties, primarily in Nevada, California, Idaho, and Arizona, that may be economically feasible for commercial development. We believe there are many undervalued property opportunities in this region of the United States and we have acquired and seek to acquire or obtain rights to further explore and develop these properties.

Management

Mark A. Kersey, who serves as our Chief Executive Officer and Chief Financial Officer, has extensive business development experience particularly within mining exploration, development, and operations.

Our Business

We are a precious and non-precious mineral exploration company. We have informally established contacts with individuals and other entities to identify potentially viable resources. While we currently do not have any binding letters of intent or obligations, we may seek to partner or enter into other business combinations with other individuals or entities.

Our initial efforts are focused on identifying both public and privately held land that have historically demonstrated commercially viable resources.

Market Opportunity

We believe that there is a significant opportunity within the precious and non-precious mineral exploration and development industry. While other companies may have significantly more resources and currently identified viable resources, we believe the continued global demand for mining based commodities and market prices for both precious and non-precious minerals allows us to identify, obtain, and potentially develop commercially viable resources. In this regard, we may seek partner with or acquire other companies to achieve our development goals.

Our Key Competitive Strengths

We believe that the following competitive strengths enable us to compete effectively and to capitalize on the growth of the market that includes our products:

•	Commodity prices for both precious and non-precious minerals remain strong with no material signs of global demand deterioration.
•	We have informal relationships with industry experts with significant experience in identifying and preliminarily exploring properties within the United States.
•	We have not entered into material obligations to make expenditures on properties that may not contain commercially viable resources.
•	We believe we have access to capital markets not readily available to other entities within our industry, however, we have not entered into any formal arrangements to obtain the capital necessary to develop any mineral properties.

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Our Growth Strategy

We are committed to the identification, exploration, and development of commercially viable precious and non-precious mineral properties. We are not seeking short-term returns, rather we are focused on long-term development and production opportunities expected to be achieved through joint ventures or other business combination activities, although we have not entered into any such arrangements.

Principal Executive Offices

Our headquarters is located in Incline Village, Nevada, where we maintain our corporate and administrative offices on a short-term lease basis.  Our telephone number is (775) 298-2846.  We maintain a website at www.highdesertholdingcorp.com, which contains information about our Company, but that information is not part of this prospectus.

We believe our headquarters is strategically located within the State of Nevada, a historically prosperous mineral exploration, development, and extractive area within the Western United States.

The Offering

This prospectus relates to an aggregate of 3,500,000 shares of common stock of High Desert Holding Corp. that may be offered for sale by the persons named in this prospectus under the heading “Selling Stockholders.” The selling stockholders will be primarily stockholders and other third party investors who acquired shares in private placements of our common stock or in connection with providing services to the Company as officers, directors, employees and consultants. We have no contractual obligation to register any of the shares offered hereunder.

Additionally, this prospectus relates to the issuance and sale of up to 6,500,000 shares of common stock, $0.001 par value per share, of High Desert Holding Corp. at $0.20 per share.

We appreciate the support of our investors, and would like to do our part as a socially responsible company to help create potential liquidity opportunities for our investors in the future. We believe that the registration of shares hereunder will be of benefit to, and appreciated by, our investors and employees.

Offering Summary

Common Stock Offered by Us	6,500,000 shares of common stock
Common Stock Offered by Selling Stockholders	3,500,000 shares of common stock
Common Stock Outstanding After this Offering	44,465,000 shares of common stock
Offering Price

The 6,500,000 new shares are offered at a price of $0.20 per share. The shares may be offered and sold from time to time by the selling stockholders and/or their registered representatives at a fixed price of $0.20 per share until the shares are quoted on the OTC Bulletin Board, the OTCQX, the OTCQB, or listed on a securities exchange and thereafter at prevailing market prices or as privately negotiated, if applicable.

Use of Proceeds

We may receive up to $1,300,000 in gross proceeds from the sale of our common stock in this offering if all 6,500,000 newly issued shares are purchased by third party investors. We intend to use net proceeds from the sale of shares by us for working capital and other general corporate purposes, including the identification and exploration of mineral properties. We will not receive any proceeds from shares sold by the selling stockholders.

Dividend Policy

We intend to retain all available funds and any future earnings, if any, for use in our business operations.  Accordingly, we do not anticipate paying any cash dividends on our common stock in the foreseeable future.

Fees and Expenses	We will pay all expenses incident to the registration of such shares, except for sales commissions and other expenses of selling stockholders.

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Market Information

Our common stock is not currently listed on any national securities exchange and is not quoted on any over-the-counter market. We intend to seek to identify a market maker to file an application with the Financial Industry Regulatory Authority, Inc. for our common stock to be admitted for quotation on the OTC Bulletin Board after the effective date of this Registration Statement. We have not yet identified a market maker that has agreed to file such application. We cannot assure you that a public market for our common stock will develop in the future.

Risk Factors

An investment in our common stock is highly speculative and involves a high degree of risk. Investors should carefully consider the risk factors and other uncertainties described in this prospectus before purchasing our common stock. See “Risk Factors” beginning on page [_].

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RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the following risk factors in addition to other information in this prospectus, including the financial statements and the related notes thereto. The risks and uncertainties described below are those that are currently deemed to be material and specific to our Company and industry. If any of these risks actually occur, our business may be adversely affected, and you may lose all or part of your investment.

Risks Associated With Our Business

There may be conflicts of interest between our management and the non-management stockholders of the Company.

Conflicts of interest create the risk that management may have an incentive to act adversely to the interests of the stockholders of the Company. A conflict of interest may arise between our management's personal pecuniary interest and its fiduciary duty to our stockholders.

Our independent registered public accounting firm has expressed substantial doubt as to our ability to continue as a going concern.

Based on our financial history since inception, our independent registered public accounting firm has expressed substantial doubt as to our ability to continue as a going concern. We are an exploration stage company that has not generated any revenue; specifically, the Company is proceeding with its business plan to identify and acquire exploratory non-precious or precious mineral properties in the Western United States. The Company has taken certain steps in furtherance of this business plan including soliciting geological consultants with significant exploration experience throughout the Western United States and North America. If we cannot obtain sufficient funding, we may have to delay the implementation of our business strategy.

We have limited operating history and face many of the risks and difficulties frequently encountered by exploration stage companies.

We are an exploration stage company, and to date, our efforts have been focused primarily on the development of our professional staff to identify and acquire mineral properties that or potentially economically viable. We have limited operating history for investors to evaluate the potential of our business development. We have just recently acquired properties and are in the early stages of our exploratory activities. In addition, we also face many of the risks and difficulties inherent in mineral exploration.

We have no proven or probable reserves on our leased mineral properties and we do not know if our properties contain any gold or other minerals that can be mined at a profit.

The leased properties on which we have the right to explore for gold and other minerals may not contain mineral reserves, and we do not know if any deposits of gold or other minerals can be mined at a profit. Whether a gold or other mineral deposit can be mined at a profit depends upon many factors. Some but not all of these factors include: the particular attributes of the deposit, such as size, grade and proximity to infrastructure; operating costs and capital expenditures required to start mining a deposit; the availability and cost of financing; the price of the gold or other minerals, which is highly volatile and cyclical; and government regulations, including regulations relating to prices, taxes, royalties, land use, importing and exporting of minerals, and environmental protection.

We are an exploration stage company and have only recently commenced exploration activities on our claims. We reported net losses for all periods since our inception in 2013 through March 31, 2016 and expect to incur operating losses for the foreseeable future.

Our evaluation of our Kibby Flats and QR properties is primarily based on recent, minimal geological data from samples taken in 2002 or prior. Our plans for further exploration activities at the property and other claims are in their early stages and preliminary. Accordingly, we are not yet in a position to estimate expected amounts of minerals, yields, or values or evaluate the likelihood that our business will be successful. We have not earned any revenues from any operations. The likelihood of success must be considered in light of the problems, expenses, difficulties, complications, and delays encountered in connection with the exploration of the mineral properties and potential commencement of mining activities based on the conclusions reached from our exploration activities. These potential problems include, but are not limited to, unanticipated problems relating to exploration, costs and expenses that may exceed current estimates and the requirement for external funding to continue our business. Prior to completion of our exploration stage, we anticipate that we will incur increased operating expenses without realizing any revenues. We expect to incur significant losses into the foreseeable future.

We expect to require additional external financing to fund ongoing exploration for at least the next twelve months. If we are unable to raise external funding, and eventually generate significant revenues from our claims and properties, we will not be able to earn profits or continue operations. We have no production history upon which to base any assumption as to the likelihood that we will prove successful, and it is uncertain that we will generate any operating revenues or ever achieve profitable operations. If we are unsuccessful in addressing these risks, our business will most likely fail.

Exploring for gold and other minerals is inherently speculative, involves substantial expenditures, and is frequently non-productive.

Mineral exploration (currently our only business), and gold exploration in particular, is a business that by its nature is very speculative. We may not be able to establish mineral reserves on our properties or be able to mine any gold or any other minerals on a profitable basis. Few properties that are explored are ultimately developed into producing mines. Unusual or unexpected geological conditions, fires, flooding, explosions, cave-ins, landslides, and the inability to obtain suitable or adequate machinery, equipment or labor are just some of the many risks involved in mineral exploration programs and the subsequent development of gold deposits.

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The mining industry is capital intensive and we may be unable to raise necessary funding.

We require additional external financing to pursue our exploration activities at the Kibby Flats and QR properties and for any further properties we may pursue similar activities. We may be unable to secure additional financing on terms acceptable to us, or at all. Our inability to raise additional funds would prevent us from achieving our business objectives and would have a negative impact on our business, financial condition, results of operations, and the value of our securities. If we raise additional funds by issuing additional equity or convertible debt securities, the ownership of existing stockholders may be diluted and the securities that we may issue in the future may have rights, preferences, or privileges senior to those of the current holders of our common stock. Such securities may also be issued at a discount to the market price of our common stock, resulting in possible further dilution to the book value per share of common stock. If we raise additional funds by issuing debt, we could be subject to debt covenants that could place limitations on our operations and financial flexibility.

We are a junior exploration company with no mining activities and we may never have any mining activities in the future.

Our primary business is exploring for gold and, to a lesser extent, other minerals. If we discover commercially exploitable gold or other deposits, we will not be able to make any money from mining activities unless the gold or other deposits are actually mined, or we sell our interest. Accordingly, we will need to seek additional capital through debt or equity financing, find some other entity to mine our properties or operate our facilities on our behalf, enter into joint venture or other arrangements with a third party, or sell or lease the property or rights to mine to third parties. Mine development projects typically require a number of years and significant expenditures during the development phase before production is possible. Such projects could experience unexpected problems and delays during development, construction, and mine start up. Mining operations in the United States are subject to many different federal, state and local laws and regulations, including stringent environmental, health and safety laws. If and when we assume operational responsibility for mining on our properties, it is possible that we will be unable to comply with current or future laws and regulations, which can change at any time. It is possible that changes to these laws will be adverse to any potential mining operations. Moreover, compliance with such laws may cause substantial delays and require capital outlays in excess of those anticipated, adversely affecting any potential mining operations. Our future mining operations, if any, may also be subject to liability for pollution or other environmental damage. It is possible that we will choose to not be insured against this risk because of high insurance costs or other reasons.

We have a short operating history, have a history of losses and may never achieve any meaningful revenue.

We acquired all of our property interests since May 2015, and prior to May 2015 we incurred minimal property exploration due diligence activities. Our operating history consists of our exploration activities. We have no income-producing activities from mining or exploration, and have a history of losses stemming from the acquisition of the rights to explore on our property and conducting our exploration activities. Exploring for gold and other minerals or resources is an inherently speculative activity and there is no assurance we will be able to develop an economically feasible operating plan for the Kibby Flats or QR properties. There is a strong possibility that we will not find any other commercially exploitable gold or other deposits on our property. Because we are an exploration company, we may never achieve any meaningful revenue.

We are required to make annual BLM payments and County filings or we will lose our rights to our property.

We are required to make annual claim maintenance payments to the U.S. Bureau of Land Management (“BLM”) and pay additional fees to the counties in which our mining claims are located in order to maintain our rights to explore and, if warranted, to develop our unpatented mining claims. If we fail to meet these obligations, we will lose the right to explore for gold and other minerals on our property.

Our business is subject to extensive environmental regulations that may make exploring, mining, or related activities prohibitively expensive, and which may change at any time.

All of our operations are subject to extensive environmental regulations that can substantially delay exploration and make exploration expensive or prohibit it altogether. We may be subject to potential liabilities associated with the pollution of the environment and the disposal of waste products that may occur as the result of exploring and other related activities. We may have to pay to remedy environmental pollution, which may reduce the amount of money that we have available to use for exploration or other activities, and adversely affect our financial position. If we are unable to fully remedy an environmental problem, we might be required to suspend operations or to enter into interim compliance measures pending the completion of the required remedy. If a decision is made to mine our properties and we retain any operational responsibility for doing so, our potential exposure for remediation may be significant, and this may have a material adverse effect upon our business and financial position. We have not purchased insurance for potential environmental risks (including potential liability for pollution or other hazards associated with the disposal of waste products from our exploration activities) and such insurance may not be available to us on reasonable terms or at a reasonable price. All of our exploration and, if warranted, development activities may be subject to regulation under one or more local, state and federal environmental impact analyses and public review processes. It is possible that future changes in applicable laws, regulations and permits or changes in their enforcement or regulatory interpretation could have significant impact on some portion of our business, which may require our business to be economically re-evaluated from time to time. These risks include, but are not limited to, the risk that regulatory authorities may increase bonding requirements beyond our financial capability. Inasmuch as posting of bonding in accordance with regulatory determinations is a condition to the right to operate under all material operating permits, increases in bonding requirements could prevent operations even if we are in full compliance with all substantive environmental laws.

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The government licenses and permits we need to explore on our property may take too long to acquire or cost too much to enable us to proceed with exploration. In the event that we conclude that the Kibby Flats and QR properties can be profitably mined, or discover other commercially exploitable deposits, we may face substantial delays and costs associated with securing the additional government licenses and permits that could preclude our ability to develop the mine.

Exploration activities usually require the granting of permits from various governmental agencies. For example, exploration drilling on unpatented mining claims requires a permit to be obtained from the BLM, which may take several months or longer to grant the requested permit. Depending on the size, location, and scope of the exploration program, additional permits may also be required before exploration activities can be undertaken. Prehistoric or Indian graves, threatened or endangered species, archeological sites or the possibility thereof, difficult access, excessive dust, and important nearby water resources may all result in the need for additional permits before exploration activities can commence.

As with all permitting processes, there is substantial uncertainty about when and if the permits will be issued. There is the risk that unexpected delays and excessive costs may be experienced in obtaining required permits. The needed permits may not be granted or could be challenged by third parties, which could result in protracted litigation that could cause substantial delays, or may be granted in an unacceptable timeframe or cost too much. Additionally, proposed mineral exploration and mining projects can become controversial and be opposed by nearby landowners and communities, which can substantially delay and interfere with the permitting process. Delays in or inability to obtain necessary permits would result in unanticipated costs, which may result in serious adverse effects upon our business.

The value of our property and any other deposits we may seek or locate is subject to volatility in the price of gold.

Our ability to obtain additional and continuing funding, and our profitability if and when we commence mining or sell our rights to mine, will be significantly affected by changes in the market price of gold and other mineral deposits. Gold and other minerals prices fluctuate widely and are affected by numerous factors, all of which are beyond our control. The price of gold may be influenced by:

•	fluctuation in the supply of, demand, and market price for gold;
•	mining activities of our competitors;
•	sale or purchase of gold by central banks and for investment purposes by individuals and financial institutions;
•	interest rates;
•	currency exchange rates;
•	inflation or deflation;
•	fluctuation in the value of the United States dollar and other currencies;
•	global and regional supply and demand, including investment, industrial, and jewelry demand; and
•	political and economic conditions of major gold or other mineral-producing countries.

The price of gold and other minerals have fluctuated widely in recent years, and a decline in the price of gold or other minerals could cause a significant decrease in the value of our property, limit our ability to raise money, and render continued exploration and development of our property impracticable. If that happens, then we could lose our rights to our property or be compelled to sell some or all of these rights. Additionally, the future development of our mining properties beyond the exploration stage is heavily dependent upon gold prices remaining sufficiently high to make the development of our property economically viable.

Our mineral property claims may be challenged. We are not insured against any challenges, impairments, or defects to our mining claims.

Our property is comprised primarily of unpatented lode mining claims located and maintained in accordance with the federal General Mining Law of 1872. Unpatented lode mining claims are unique U.S. property interests and are generally considered to be subject to greater title risk than other real property interests because the validity of unpatented mining claims is often uncertain. This uncertainty arises, in part, out of the complex federal and state laws and regulations with which the owner of an unpatented mining claim must comply in order to locate and maintain a valid claim. Moreover, if we discover mineralization that is close to the claim boundaries, it is possible that some or all of the mineralization may occur outside the boundaries on lands that we do not control. In such a case we would not have the right to extract those minerals. We do not have title reports or opinions covering all of our Kibby Flats and QR properties and other claims. The uncertainty resulting from not having title opinions for all of our properties and claims or having detailed claim surveys on all of our properties leaves us exposed to potential title defects. Defending challenges to our property title would be costly, and may divert funds that could otherwise be used for exploration activities and other purposes.

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In addition, unpatented lode mining claims are always subject to possible challenges by third parties or contests by the federal government, which, if successful, may prevent us from exploiting any discovery of commercially extractable gold. Challenges to our title may increase our costs of operation or limit our ability to explore on certain portions of our property. We are not insured against challenges, impairments, or defects to our property title.

Possible amendments to the General Mining Law could make it more difficult or impossible for us to execute our business plan.

In recent years, the U.S. Congress has considered a number of proposed amendments to the General Mining Law, as well as legislation that would make comprehensive changes to the law. Although no such legislation has been adopted to date, there can be no assurance that such legislation will not be adopted in the future. If adopted, such legislation, if it includes concepts that have been part of previous legislative proposals, could, among other things, (i) adopt the limitation on the number of millsites that a claimant may use, discussed below, (ii) impose time limits on the effectiveness of plans of operation that may not coincide with mine life, (iii) impose more stringent environmental compliance and reclamation requirements on activities on unpatented mining claims and millsites, (iv) establish a mechanism that would allow states, localities and Native American tribes to petition for the withdrawal of identified tracts of federal land from the operation of the General Mining Law, (v) allow for administrative determinations that mining would not be allowed in situations where undue degradation of the federal lands in question could not be prevented, (vi) impose royalties on gold and other mineral production from unpatented mining claims or impose fees on production from patented mining claims, and (vii) impose a fee on the amount of material displaced at a mine. Further, it could have an adverse impact on earnings from our operations, could reduce estimates of any reserves we may establish and could curtail our future exploration and development activity on our unpatented claims.

In addition, a consortium of environmental groups has filed a lawsuit in the United District Court for the District of Columbia against the Department of the Interior, the Department of Agriculture, the BLM, and the USFS, asking the court to order the BLM and USFS to adopt the five-acre millsite limitation. That lawsuit also asks the court to order the BLM and the USFS to require mining claimants to pay fair market value for their use of the surface of federal lands where those claimants have not demonstrated the validity of their unpatented mining claims and millsites. If the plaintiffs in that lawsuit were to prevail, that could have an adverse impact on our ability to use our unpatented millsites for facilities ancillary to our exploration, development and mining activities, and could significantly increase the cost of using federal lands at our properties for such ancillary facilities.

Market forces or unforeseen developments may prevent us from obtaining the supplies and equipment necessary to explore for gold and other minerals.

Gold exploration and mineral exploration in general, is a very competitive business. Competitive demands for contractors and unforeseen shortages of supplies and/or equipment could result in the disruption of our planned exploration activities. Current demand for exploration drilling services, equipment, and supplies is robust and could result in suitable equipment and skilled manpower being unavailable at scheduled times for our exploration program. Fuel prices are extremely volatile as well. We will attempt to locate suitable equipment, materials, manpower, and fuel if sufficient funds are available. If we cannot find the equipment and supplies needed for our various exploration programs, we may have to suspend some or all of them until equipment, supplies, funds, and/or skilled manpower become available. Any such disruption in our activities may adversely affect our exploration activities and financial condition.

Our directors and executive officers lack significant experience or technical training in exploring for precious and base metal deposits and in developing mines.

Most of our directors and executive officers lack significant experience or technical training in exploring for precious and base metal deposits and in developing mines. Our management may not be fully aware of many of the other specific requirements related to working within this industry. Their decisions and choices may not take into account standard engineering or managerial approaches that mineral exploration companies commonly use. Consequently, our operations and ultimate financial success could suffer irreparable harm due to some of our management’s lack of experience in the mining industry.

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We may not be able to maintain the infrastructure necessary to conduct exploration activities.

Our exploration activities depend upon adequate infrastructure. Reliable roads, bridges, power sources, and water supply are important factors that affect capital and operating costs. Unusual or infrequent weather phenomena, sabotage, government, or other interference in the maintenance or provision of such infrastructure could adversely affect our exploration activities and financial condition.

Our exploration activities may be adversely affected by the local climate or seismic events, which could prevent us from gaining access to our property year-round.

Earthquakes, heavy rains, snowstorms, and floods could result in serious damage to or the destruction of facilities, equipment or means of access to our properties, or may otherwise prevent us from conducting exploration activities on our property. There may be short periods of time when the unpaved portion of the access road is impassible in the event of extreme weather conditions or unusually muddy conditions. During these periods, it may be difficult or impossible for us to access our property, make repairs, or otherwise conduct exploration activities on them.

Risks Related to our Stockholders and Shares of Common Stock

There is currently no trading market for our Common Stock, and liquidity of shares of our Common Stock is limited.

Shares of our Common Stock are not registered under the securities laws of any state or other jurisdiction, and accordingly there is no public trading market for the Common Stock. Further, no public trading market is expected to develop until the Company obtains effectiveness of a registration statement under the Securities Act of 1933, as amended (the “Securities Act”). Therefore, outstanding shares of Common Stock cannot be offered, sold, pledged or otherwise transferred unless subsequently registered pursuant to, or exempt from registration under, the Securities Act and any other applicable federal or state securities laws or regulations. Compliance with the criteria for securing exemptions under federal securities laws and the securities laws of the various states is extremely complex, especially in respect of those exemptions affording flexibility and the elimination of trading restrictions in respect of securities received in exempt transactions and subsequently disposed of without registration under the Securities Act or state securities laws.

Our stock is a penny stock. Trading of our stock may be restricted by the Securities and Exchange Commission’s penny stock regulations which may limit an investor’s ability to buy and sell our stock.

Our stock is a penny stock. The Securities and Exchange Commission has adopted Rule 15g-9 which generally defines “penny stock” to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors”. The term “accredited investor” refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

We are controlled by our management and affiliates.

Our Management , Board, and affiliates beneficially own and vote approximately 35,000,000 shares of our common stock, representing approximately 92% of the shares outstanding prior to the completion of this offering. Consequently, management has the ability to influence control of the operations of the Company and, acting together, will have the ability to influence or control substantially all matters submitted to stockholders for approval, including:

•	Election of our board of directors (the “Board of Directors”);
•	Removal of directors;
•	Amendment to the Company’s Articles of Incorporation or Bylaws; and
•	Adoption of measures that could delay or prevent a change in control or impede a merger, takeover or other business combination.

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These stockholders have complete control over our affairs. Accordingly, this concentration of ownership by itself may have the effect of impeding a merger, consolidation, takeover or other business consolidation, or discouraging a potential acquirer from making a tender offer for the Common Stock.

If we are successful in selling all of the 6,500,000 shares contained in this offering to non-affiliates; our management, Board and affiliates would beneficially own and vote approximately 80% of the shares outstanding subsequent to completion.

We have never paid dividends on our Common Stock.

We have never paid dividends on our Common Stock and do not presently intend to pay any dividends in the foreseeable future. We anticipate that any funds available for payment of dividends will be re-invested into the Company to further its business strategy.

We have not issued Preferred Stock.

Our Articles of Incorporation authorizes the issuance of up to 5,000,000 shares of Preferred Stock, with designations, rights and preferences determined from time to time by the Board of Directors, in its sole discretion. Accordingly, our Board of Directors is empowered, without stockholder approval, to issue Preferred Stock with dividend, liquidation, conversion, voting, or other rights which could adversely affect the voting power or other rights of the holders of the Common Stock. In the event of issuance, the Preferred Stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company, which is sometimes referred to in corporate parlance as a “poison pill”. Although we have no present intention to issue any shares of our authorized Preferred Stock, there can be no assurance that the Company will not do so in the future. However, no Preferred Stock has been issued.

Offers or availability for sale of a substantial number of shares of our common stock may cause the price of our common stock to decline.

If our stockholders sell substantial amounts of our common stock in the public market or upon the expiration of any statutory holding period, under Rule 144, or upon the exercise of outstanding options or warrants, it could create a circumstance commonly referred to as an “overhang” in anticipation of which the market price of our common stock could decline. The existence of an overhang, whether or not sales have occurred or are occurring, also could make it more difficult for us to raise additional financing through the sale of equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.

The elimination of monetary liability against our directors, officers and employees under our articles of incorporation and the existence of indemnification rights to our directors, officers and employees may result in substantial expenditures by our Company and may discourage lawsuits against our directors, officers and employees.

Our articles of incorporation contain provisions which eliminate the liability of our directors for monetary damages to our Company and stockholders. Our bylaws also require us to indemnify our officers and directors. We may also have contractual indemnification obligations under our agreements with our directors, officers and employees. The foregoing indemnification obligations could result in our Company incurring substantial expenditures to cover the cost of settlement or damage awards against directors, officers and employees that we may be unable to recoup. These provisions and resultant costs may also discourage our Company from bringing a lawsuit against directors, officers and employees for breaches of their fiduciary duties, and may similarly discourage the filing of derivative litigation by our stockholders against our directors, officers and employees even though such actions, if successful, might otherwise benefit our Company and stockholders.

Anti-takeover provisions may impede the acquisition of our Company.

Certain provisions of the Nevada General Corporation Law have anti-takeover effects and may inhibit a non-negotiated merger or other business combination. These provisions are intended to encourage any person interested in acquiring us to negotiate with, and to obtain the approval of, our board of directors in connection with such a transaction. However, certain of these provisions may discourage a future acquisition of us, including an acquisition in which the stockholders might otherwise receive a premium for their shares. As a result, stockholders who might desire to participate in such a transaction may not have the opportunity to do so.

MARKET AND OTHER DATA

The industry and market data contained in this prospectus are based on independent industry publications, reports by market research firms or other published independent sources and, in each case, are believed by us to be reliable and accurate. However, industry and market data is subject to change and cannot always be verified with complete certainty due to limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties inherent in any statistical survey. In addition, consumption patterns and customer preferences can and do change. The industry and market data sources upon which we relied are publicly available and were not prepared for our benefit or paid for by us.

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USE OF PROCEEDS

Our offering is being made on a self-underwritten, best-efforts basis: no minimum number of shares must be sold in order for the offering to proceed. The offering price per share is $0.20. If all of the shares of common stock contained in this offering are sold, we will raise gross proceeds of $1,300,000. The following table sets forth the uses of proceeds assuming sales less than the maximum securities offered for sale by the Company. Each individual use of proceeds is disclosed in the order of priority in which any such proceeds will be used. The offering scenarios presented are for illustrative purposes only, the actual amount of proceeds, if any, may differ. There is no assurance that we will be successful in our efforts.

Amounts Raised as a Percentage of Total Offering
	100%	75%	50%	25%	10%	3%
Gross Proceeds	$1,300,000	$975,000	$650,000	$325,000	$130,000	$39,000
Registration Costs	10,000	10,000	10,000	10,000	10,000	10,000

Net Proceeds	$1,290,000	$965,000	$640,000	$315,000	$120,000	29,000

Use of Proceeds

Professional Fees and Compliance	$60,000	$60,000	$60,000	$60,000	$46,000	$24,000
Permitting	160,000	130,000	130,000	80,000	60,000	5,000
Exploration	425,000	350,000	350,000	150,000	14,000	–
Capital Expenditures	100,000	100,000	25,000	25,000	–	–
Mineral Property Acquisitions	300,000	250,000	–	–	–	–
Working capital reserve	245,000	75,000	75,000	–	–	–

The above figures represent only estimated costs. All proceeds will be deposited into our corporate bank account. No proceeds from this offering will be used to repay the founders of the Company for their investments in the Company. We anticipate that we will require a minimum funding of approximately $39,000 for a minimum period of one year including costs associated with this offering and maintaining a reporting status with the SEC. If adequate funds are not raised, we expect that our founders will invest further or loan money to the Company, although there are no such contractual commitments.

The effectiveness of the registration with respect to the shares of common stock offered by this prospectus that are being registered for the account of the selling stockholders named in this prospectus, we will not receive any proceeds from the sale of the common stock offered through this prospectus by the selling stockholders. We will pay all of the expenses incident to the registration of the shares pursuant to this prospectus except for sales commissions and other expenses of selling stockholders named herein.

DETERMINATION OF OFFERING PRICE

The offering price of the shares has been determined arbitrarily by us. The price does not bear any relationship to our assets, book value, earnings, or other established criteria for valuing a privately held company. In determining the number of shares to be offered and the offering price, we took into consideration our cash on hand and the amount of money we would need to implement our business plan. Accordingly, the offering price should not be considered an indication of the actual value of the securities.

DILUTION OF THE PRICE YOU PAY FOR YOUR SHARES

Dilution represents the difference between the offering price and the net tangible book value per share immediately after completion of this offering. Net tangible book value is the amount that results from subtracting total liabilities and intangible assets from total assets. Dilution arises mainly as a result of our arbitrary determination of the offering price of the shares being offered. Dilution of the value of the shares you purchase is also a result of the lower book value of the shares held by our existing stockholders.

Investors who purchase our common stock will be diluted to the extent of the difference between the public offering price per share of our common stock and the pro forma as adjusted net tangible book value per share of our common stock immediately after this offering. Net tangible book value per share is determined by dividing our total tangible assets less total liabilities by the number of outstanding shares of our common stock. As of September 30, 2016, we had a net tangible book value of $907,709, or approximately $0.02 per share of common stock.

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Dilution in net tangible book value per share represents the difference between the assumed offering price per share of common stock of $0.20 and the pro forma as adjusted net tangible book value per share of common stock immediately after the sale of the 6,500,000 shares of common stock being registered for resale in accordance with this Offering. Therefore, after giving effect to our assumed receipt of $1,300,000 in estimated net proceeds from the issuance of 6,500,000 shares of common stock under this Offering and registered in this offering (assuming a purchase price of $0.20 per share, 100% of the closing price of the common stock and assuming such sale was made on September 30, 2016, and after deducting estimated offering commissions and expenses payable by us), our pro forma as adjusted net tangible book value as of September 30, 2016 would have been $2,207,709, or $0.05 per share. This would represent an immediate increase in the net tangible book value of $0.03 per share to existing shareholders attributable to this offering. The following table illustrates this per share dilution to new investors:

Assumed offering price per share of common stock		$0.20
Net tangible book value per share as of September 30, 2016	$0.02
Increase in as adjusted net tangible book value per share attributable to the sale of shares under the Purchase Agreement	0.03
Pro forma net tangible book value per share after the sale of shares under the Purchase Agreement		0.05
Dilution per share to new investors		$0.15

To the extent that we sell more or less than $1,300,000 worth of shares under this Offering, or to the extent that some or all sales are made at prices lower than or in excess of the assumed price per share of $0.20, then the dilution reflected in the table above will differ. The above table is based on 37,965,000 shares of our common stock outstanding as of the date of this Prospectus adjusted for the assumed sale of 6,500,000 shares of common stock for gross proceeds of $1,300,000 (at the assumed purchase price described above and after deducting estimated offering commissions and expenses payable by us). Assuming no adjustments in the offering price per share of common stock of $0.20, new investors will be diluted by $0.16 per share, $0.16 per share, and $0.17 per share in the event 75%, 50%, or 25% of the offering is sold, respectively. In the event we only sell 3% of our offering, resulting in gross proceeds of $39,000, new shareholders will be diluted by $0.18 per share.

To the extent that we issue additional shares of common stock in the future, there may be further dilution to investors participating in this offering. In addition, we may choose to raise additional capital because of market conditions or strategic considerations, even if we believe that we have sufficient funds for our current or future operating plans. If we raise additional capital through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our shareholders.

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TERMS OF THE OFFERING

We have 37,965,000 shares of common stock issued and outstanding as of the date of this prospectus of which 3,500,000 of the shares will be registered. The Company is registering an additional 6,500,000 shares of its common stock for sale at the price of $0.20 per share for direct placement by the Company, i.e., without the use of a broker-dealer or other third-party statutory underwriter. There is no arrangement to address the possible effect of the offering on the price of the stock.

In connection with the Company’s selling efforts in the offering, our Chief Executive Officer will not register as a broker-dealer pursuant to Section 15 of the Exchange Act, but rather will rely upon the “safe harbor” provisions of SEC Rule 3a4-1, promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Generally speaking, Rule 3a4-1 provides an exemption from the broker-dealer registration requirements of the Exchange Act for persons associated with an issuer that participate in an offering of the issuer’s securities. Our CEO is not subject to any statutory disqualification, as that term is defined in Section 3(a)(39) of the Exchange Act. Mr. Kersey will not be compensated in connection with his participation in the offering by the payment of commissions or other remuneration based either directly or indirectly on transactions in our securities. Mr. Kersey is not, nor has been within the past 12 months, a broker or dealer, and he is not, nor has been within the past 12 months, an associated person of a broker or dealer. At the end of the offering, Mr. Kersey will continue to primarily perform substantial duties for the Company or on its behalf otherwise than in connection with transactions in securities. Mr. Kersey will not participate in selling an offering of securities for any issuer more than once every 12 months other than in reliance on Exchange Act Rule 3a4-1(a)(4)(i) or (iii).

High Desert Holding Corp. will receive all proceeds from the sale of the 6,500,000 shares being offered. The price per share is fixed at $0.20 for the duration of this offering. Although our common stock is not listed on a public exchange or quoted over-the-counter, we intend to seek to have our shares of common stock quoted on the OTC Bulletin Board. To be quoted on the OTC Bulletin Boarda market maker must file an application on our behalf to make a market for our common stock. As of the date of this Registration Statement, we have not engaged a market maker to file such an application. There is no guarantee that a market marker will file an application on our behalf, and even if an application is filed, there is no guarantee that we will be accepted for quotation. Our stock may become quoted, rather than traded, on the OTC Bulletin Board.

The Company’s shares may be sold to purchasers directly by and subject to the discretion of the Company. Further, the Company will not offer its shares for sale through underwriters, dealers, agents, or anyone who may receive compensation in the form of underwriting discounts, concessions, or commissions from the Company and/or the purchasers of the shares for whom they may act as agents. The shares of common stock sold by the Company may be occasionally sold in one or more transactions; all shares sold under this prospectus will be sold at a fixed price of $0.20 per share.

The Company’s management has a substantial network of individuals and financial institutions that has developed over the course of their many decades of participation in the mining and financial services industries. Many of these people are currently aware of the business operations of the Company and will be made aware of the effectiveness of this registration statement. In addition, the public at large is and will become familiar with the Company’s operational business activities in the mining industry through business relationships and operational press releases. These relationships, positive press, and word-of-mouth will be relied upon to attract interest in the offering. Accordingly, the Company expects to be solicited by prospective investors to participate in the offering.

In order to comply with the applicable securities laws of certain States, the securities will be offered or sold in those States only if they have been registered or qualified for sale or if an exemption from such registration or qualification requirement is available and with which the Company has complied.

In addition, and without limiting the foregoing, the Company will be subject to applicable provisions, rules and regulations under the Exchange Act with regard to security transactions during the period of time when this Registration Statement is effective.

Our shares of common stock are subject to the “penny stock” rules of the Securities and Exchange Commission. The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in "penny stocks”. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the SEC, which specifies information about penny stocks and the nature and significance of risks of the penny stock market. A broker-dealer must also provide the customer with bid and offer quotations for the penny stock, the compensation of the broker-dealer, and sales person in the transaction, and monthly account statements indicating the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that, prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for stock that becomes subject to those penny stock rules. If a trading market for our common stock develops, our common stock will probably become subject to the penny stock rules, and shareholders may have difficulty in selling their shares.

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We will pay all expenses incidental to the registration of the shares, which we expect to be approximately $10,000.

Offering Period and Expiration Date

This offering will start on the date that this registration statement is declared effective by the SEC and continue for a period of one hundred and eighty (180) days. The offering shall terminate on the earlier of (i) the date when the sale of all 10,000,000 shares is completed, (ii) when the Board of Directors decides that it is in the best interest of the Company to terminate the offering prior the completion of the sale of all 10,000,000 shares registered under the Registration Statement of which this Prospectus is part or (iii) the 181st day after the effective date of this prospectus. We will not accept any money until this registration statement is declared effective by the SEC.

Procedures for Subscribing

If you decide to subscribe for any shares in this offering, you must

•	execute and deliver a subscription agreement; and
•	deliver a check or certified funds to us for acceptance or rejection.

All checks for subscriptions must be made payable to “High Desert Holding Corp.” The Company will deliver stock certificates attributable to shares of common stock purchased directly to the purchasers within ninety (90) days of the close of the offering.

Once you submit the subscription agreement and it is accepted, you may not revoke or change your subscription or request a refund of monies paid. All accepted subscriptions are irrevocable, even if you subsequently learn information about us that you consider to be materially unfavorable.

Right to Reject Subscriptions

We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions. Subscriptions for securities will be accepted or rejected within 48 hours after we receive them.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with our consolidated financial statements and related notes in this prospectus. In addition to historical information, this discussion and analysis contains forward-looking statements that involve risks, uncertainties, and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including but not limited to those set forth under “Risk Factors,” “Forward-Looking Statements,” and in other parts of this prospectus.

Overview

We were originally incorporated in the State of Nevada in August 2013. Since our inception, we have been engaged in the identification, potential acquisition, and on-going exploration of precious and non-precious mineral properties located in the Western United States with an initial emphasis in Nevada. Until May 2015, we did not have patented or unpatented mineral claims and our activities only consisted of initial discussions and due diligence sample testing.

In May 2015, we issued 400,000 shares of unregistered and restricted shares of common stock to obtain a total of ten unpatented mining claims located in Esmeralda County, Nevada, commonly known as “Kibby Flats Property”, for mineral exploration.

In November 2015, we issued a total of 6,000,000 shares of unregistered and restricted shares of common stock for the acquisition of fifty (50) unpatented mining claims commonly referred to as the “QR Property” located in Humboldt County, Nevada along with certain exploration mining equipment.

We expect to devote the majority of the fiscal year ended 2016 to obtaining the various permits required to commence our exploration activities. Additionally, we will continue to seek acquisitions of additional mineral properties and other mining assets.

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Kibby Flats Property

The claims are located in the very northern part of Esmeralda County, Nevada, in section 16, T6N, R36E. The closest town with full services is Hawthorne, which is south of Reno on Highway 95. The property can be reached by driving south from Hawthorne on Highway 95 for 22 miles to a turn off to the east just before the town of Mina. This improved dirt road is taken for 8 miles to Bettles Well and then another 4 miles to a junction at the summit, the road south is taken for another 12 miles and then an unimproved road leads to the claims in 1 mile. The BLM permit identification information for the voluntary 43CRF3809 Exploration Form Notice for KF #3 is NMC #863100 and is a Lode claim with Acreage of 20.66, and is part of claims in Sections 8, 9, 15, 16 and 17 of Township 6 North, Range 38 East, Mount Diablo Meridian, in the County of Esmerelda, State of Nevada, as identified by the U.S. Bureau of Land Management Claim Names and Serial Numbers.

The Company owns 100% of the ten (“10”) unpatented lode claims making up the Kibby Flats Property. The Company acquired the Kibby Flats Property under a fee simple title arrangement with no royalty or net smelter return obligation from production, if any.  The claims property information is included as Exhibit 99.1.

The Kibby Flats Property does not have any physical infrastructure, power, or water sources. The property is surrounded by a network of publicly accessibly roads that generally remain open on a year-round basis. In the event we commence development activities, we will need to determine the appropriate power, water, and other necessary infrastructure.

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Land Status and Physiography

The property will be a pit operation that consists of 10 unpatented lode claims ( 200 acres/81 hectares) within the jurisdiction of the Bureau of Land Management.

The area is characterized by low rolling foothills on the west slope of the Cedar Mountains. Outwash drainages have incised into the hills and created broad dry washes. Sand dunes cover a considerable amount of the surface of the low hills. Vegetation consists of scrub sage and minor grasses, which is indicative of the low precipitation rate and lack of water. Despite the remote location, the area has a fair network of roads and access is good during most of the year.

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Previous work

There are 2 shallow shafts and several prospect pits aligned along the primary strike of the mineralization. These appear to have been made in the early 1900’s when prospectors fanned out from Tonopah looking for similar deposits. The size and extent of the old workings suggest that these were exploratory and little or no production was realized. Claim location notices were found with dates of 1915, 1925 and 1935, further suggesting that there were episodes of exploration depending on metal prices and other economic conditions that would favor development of these claims.

The Mickspot mine located approximately 5 miles to the northeast was worked for antimony during WWII. Bulldozer scrapes and drill roads were created in the early 1980’s as another wave of precious metals exploration swept Nevada looking for large low grade heap leach amenable deposits. It does not appear that any significant exploration work was done in this area.

The Company believes samples were taken in 2002, however, we have not performed any additional procedures to verify the validity of the data or ascertain whether the samples were taken in accordance with appropriate quality assurance standards including; preparation, control, chain of custody, or the accuracy and precision of applicable assaying.

Geology

The property is within the structural framework of the Walker Lane transition zone between the Sierra Nevada batholith and the Basin and Range extensional terrain. The oldest rocks on the property are chert and quartzites of the Triassic Excelsior Formation. They form the escarpment and steep hillsides of the Cedar Mountains on the eastern section of the property. Overlying the Excelsior is an extensive ash flow and rhyolite sequence several hundred feet thick. This is Tertiary in age and has alternating beds of welded ash flows weathered buff and purplish in color. There are scattered zones of intensely green colored rock within the ash flows due to high iron or chloritic content. Basalt flows of Pliocene or Pleistocene age outcrop as dark weathered hills in the western area of the claim block. The basalt flows were in turn intruded by felsic dikes and quartz veins containing mineralization.

There has been Tertiary range front faulting and some related faulting within the ash flow units and the mineralization may be related to shearing or faulting at depth. A significant Quaternary fanglomerate has developed in some drainages as outwash from periodic floods have created extensive fans from the mountains. The arid nature of the area and the prevailing winds has also allowed the creation of recent sand dunes covering the hillsides.

Mineralization

Mineralization is concentrated in the northern portion of the claim block where prospect workings have exposed a vein system striking N30-40W and dipping steeply at 70 degrees to the southeast. The vein system can be described as an oxidized and altered zone of between 5 to 10 feet in width that is easily visible due to the deep red-brown color in contrast to the gray-black host rock. It can be traced on the surface along strike for over 800 feet (266m). There are thin (2-4 inches) discontinuous quartz veinlets and lenses in a central zone characterized by abundant iron oxide and black manganese staining in the surrounding rock. The quartz itself has a green/brown coating on fracture surfaces, which has high lead and antimony values (XRF) and is likely bindhemite. Intense argillic alteration radiates out from this central zone for 2-5 feet in both directions and is characterized by local bleaching and iron oxide staining.

A small prospect 500 feet to the east of the main mineralized system exposes another mineralized zone that is similar in appearance and mineral content. It strikes N20E at a high angle and intersects the main zone near the lower shaft and continues for approximately 500 feet. The mineralization is similar to the main zone being anomalous in antimony, lead, and arsenic with the XRF and on outcrop stibiconite can be detected with stibnite visible on fresh surfaces. This vein may be an indication of an anastomising system of veins that may increase the possibility of increased volume of mineralized rock.

However, the Kibby Flats Property is in the exploration phase as no reserves, proven reserves or probable reserves have been computed for these claims.

QR Property

In November 2015, the Company acquired fifty (50) unpatented lode mining claims commonly referred to as the “QR Property” located in Humboldt County, Nevada. The Company acquired the QR Property under a fee simple title arrangement with no royalty or net smelter return obligation from production, if any. The claims property information is included as Exhibit 99.2.

The QR Property does not have any physical infrastructure, power, or water sources. The property is surrounded by a network of publicly accessibly roads that generally remain open on a year-round basis. In the event we commence development activities, we will need to determine the appropriate power, water, and other necessary infrastructure.

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Location

The claims are located about 25 miles east of Winnemucca at the northwest end of the Jackson Mountains in Humboldt County, Nevada. The closest town with full services is Winnemucca which is Northeast of Reno an estimated 150 miles on Interstate 80 East. The property can be reached by driving west from Winnemucca on Highway 95 for 22 miles to a turn off to the north on State 144. This improved dirt road is taken six miles to where the claims begin.

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Land Status and Physiography

The property will be a pit operation and consists of 50 unpatented lode claims (1,000 acres) within the jurisdiction of the Bureau of Land Management.

The area is characterized by low rolling foothills on the northwest end of the Jackson Mountains. Outwash drainages have incised into the hills and created broad dry washes. Sand dunes cover a considerable amount of the surface of the lower areas. Vegetation consists of scrub sage and minor grasses which is indicative of the low precipitation rate and lack of water. Despite the remote location the area has a good network of roads and access is good during most of the year.

Previous work

There is one shallow shaft halfway up the northwest side of the Jackson Mountains that aligned along the primary strike of the mineralization near the fault zone. This appears to have been made in the early 1900’s when prospectors fanned out from Winnemucca looking for gold and silver deposits. The size and extent of the old workings suggest that this was exploratory and little or no production was realized. Recent exploration was completed by Signal Mining & Exploration by both trenching, drilling and sonic testing. The results are discussed in the Geology and Mineralization section below. Claim location notices were found suggesting that there were episodes of exploration depending on metal prices and other economic conditions that would favor development of these claims.

Geology

The property is within the structural framework of the Humboldt Area, more specifically the Jackson Mountains. The minerals identified on the claims was well mineralized with pyrite, malachite, azurite, arsenopyrite, electrum, hematite in silica, quartz stringers and narrow quartz veins. The claims have multiple fracture density patterns ranging from thirty to eighty-five degrees, and thrusting, rectangular fault blocks which are rotated one hundred eighty degrees. Local, regional, and global plate tectonic patterns that appear to control the gold-silver deposits indicate a south-southeasterly displacement along with a continuous extension of the same pattern of structural mineralized controls for at least a half mile on the claims.

Assay testing of the material occurred from 1987 through 2013. All trenching samples provided an average of 0.294 oz./ton based on 93 samples at the QR claims. The samples were taken by Mr. Bill Jerome, of Signal Exploration and Mining located in Redding, CA, and a member of our Board of Directors. The samples were assayed by third party labs, the validity of which will require further sampling and additional assaying. Additionally, the Company has obtained a sample location map identifying all the sample locations, however, we have not performed any additional procedures to verify the validity of the data or ascertain whether the samples were taken in accordance with appropriate quality assurance standards including; preparation, control, chain of custody, or the accuracy and precision of applicable assaying. See Exhibit 99.3 filed herewith for details concerning average computation for trenching samples.

However, the QR Property is in the exploration phase as no reserves, proven reserves or probable reserves have been computed for these claims.

Competition

We compete with other exploration companies for the acquisition of a limited number of exploration rights, many other exploration companies possess greater financial and technical resources than we do. The mineral exploration industry is highly fragmented, and we are a very small participant in this sector. Many of our competitors explore for a variety of minerals and control many different properties around the world. Many of them have been in business longer than we have and have established more strategic partnerships and relationships. We also compete with other exploration companies for the acquisition and retention of skilled technical personnel.

Our competitive position depends upon our ability to acquire and explore new and existing gold properties. However, there is significant competition for properties suitable for gold exploration. Failure to achieve and maintain a competitive position could adversely impact our ability to obtain the financing necessary for us to acquire gold properties. As a result, we may be unable to continue to acquire interests in attractive properties on terms that we consider acceptable. We will be subject to competition and other unforeseen limited sources of supplies, equipment, and services in the industry. If we are unsuccessful in securing the products, equipment and services we need we may have to suspend our exploration plans until we are able to secure them.

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Market for Gold

In the event that gold is produced from our property, we believe that wholesale purchasers for the gold would be readily available. Readily available wholesale purchasers of gold and other precious metals exist in the United States and throughout the world. Among the largest are Handy & Harman, Engelhard Industries and Johnson Matthey, Ltd. Historically, these markets are liquid and volatile. Wholesale purchase prices for precious metals can be affected by a number of factors, all of which are beyond our control, including but not limited to:

•	fluctuation in the supply of, demand, and market price for gold;
•	mining activities of our competitors;
•	sale or purchase of gold by central banks and for investment purposes by individuals and financial institutions;
•	interest rates;
•	currency exchange rates;
•	inflation or deflation;
•	fluctuation in the value of the United States dollar and other currencies; and
•	political and economic conditions of major gold or other mineral-producing countries.

Gold ore is typically mined and leached to produce pregnant solutions, which are processed through a series of steps to recover gold and produce doré. Gold doré is then sold to refiners and smelters for the value of the minerals that it contains, less the cost of further refining and smelting. Refiners and smelters then sell the gold on the open market through brokers who work for wholesalers including the major wholesalers listed above.

Regulation

Various levels of governmental controls and regulations address, among other things, the environmental impact of mineral mining and exploration operations and establish requirements for reclamation of mineral mining and exploration properties after exploration operations have ceased. With respect to the regulation of mineral mining and exploration, legislation and regulations in various jurisdictions establish performance standards, air and water quality emission limits and other design or operational requirements for various aspects of the operations, including health and safety standards. Legislation and regulations also establish requirements for reclamation and rehabilitation of mining properties following the cessation of operations and may require that some former mining properties be managed for long periods of time after mining activities have ceased.

Our exploration activities are subject to various levels of federal and state laws and regulations relating to protection of the environment, including requirements for closure and reclamation of mineral exploration properties. Some of the laws and regulations include the Clean Air Act, the Clean Water Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Emergency Planning and Community Right-to-Know Act, the Endangered Species Act, the Federal Land Policy and Management Act, the National Environmental Policy Act, the Resource Conservation and Recovery Act, and related state laws in Nevada. Additionally, much of our property is subject to the federal General Mining Law of 1872, which regulates how mining claims on federal lands are located and maintained.

The State of Nevada, where we intend to focus our mineral exploration efforts, requires mining projects to obtain a Nevada State Reclamation Permit pursuant to the Mined Land Reclamation Act (the “Nevada MLR Act”), which establishes reclamation and financial assurance requirements for all mining operations in the state. New and expanding facilities are required to provide a reclamation plan and financial assurance to ensure that the reclamation plan is implemented upon completion of operations. The Nevada MLR Act also requires reclamation plans and permits for exploration projects that will result in more than five acres of surface disturbance on private lands.

We will need to secure new NDEP Permits in order to conduct expanded exploration activities. We plan to apply for additional required permits to conduct our exploration programs as necessary. These permits would be obtained from either the BLM or the NDEP. Obtaining such permits will require the posting of financial bonds for subsequent reclamation of disturbances caused by exploration. Delays in the granting of permits or permit amendments are not uncommon, and any delays in the granting of permits may adversely affect our exploration activities.

Our current exploration permit costs are minimal, although future exploration activities may require amendments to these permits. We also anticipate that one or more Notices of Intent will be required from BLM for exploration drilling in the future on our unpatented mining claims. A Notice of Intent includes information regarding the company submitting the notice, maps of the proposed disturbance, equipment to be utilized, the general schedule of operations, a calculation of the total disturbance anticipated, and a detailed reclamation plan and budget. A bond in U.S. currency is required to ensure reclamation, and the amount is determined based on the estimated third-party costs to reclaim and re-vegetate the disturbed acreage. BLM approval of the Notice is not required, but the bond calculation is required to be approved in writing by the BLM before work can proceed. It is not necessary to file a Notice of Intent prior to work on private land. The Notice of Intent must be filed with the BLM for all activities involving the disturbance of five acres (two hectares) or less of the surface. Measurement of land disturbance is cumulative, and once five acres total has been disturbed and remains un-reclaimed in one project area, a Plan of Operations must be filed and approved by the BLM before additional work can take place, and a Reclamation Permit must be obtained from the NDEP. Both the Plan of Operations and the NDEP Reclamation Permit require a cash bond and a reclamation plan. Re-contouring and re-vegetation of disturbed surface areas would be completed pursuant to the applicable permits. The cost of reclamation work varies according to the degree of physical disturbance. It is difficult to estimate the future cost of compliance with environmental laws since the full nature and extent of our future activities cannot be determined at this time.

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Results of Operations

Annual Periods Ended December 31, 2015 and 2014

During 2014, our former sole officer, Director, and Shareholder was actively engaged in other business pursuits not related to the Company or directly related mining claim acquisition, exploration, or development. In this regard, we incurred total operating expenses associated with our annual State of Nevada regulatory filings of $325.

Beginning in April 2015 and in conjunction with the appointment of a new officer and Director in early May, we increased our overall business operations and developed our current business strategy to identify, acquire, explore, and if warranted, develop patented and unpatented mineral claims in the Western United States. In this regard, we issued our new officer and Director 10,000,000 founder’s shares and another business and legal consultant 10,000,000 founder’s shares at par for total recognized compensation of $20,000.

During the year ended December 31, 2015 we incurred total operating expenses of $46,503. In expanding our operations, we obtained an executive office for our sole officer located in Incline Village, Nevada. As a result of this initial expansion, we incurred office set up, rent, and related utilities and supplies expenses totaling $14,859. In attracting our new officer and business consultant, we recognized $20,000 of additional administrative costs associated with issuing these individuals a total of 20,000,000 founder’s shares. In addition, we changed our name from Andekael Development Corporation to High Desert Holding Corp. and incurred State regulatory filing fees totaling $1,055. Additionally, we incurred total costs of $3,500 for the engagement of our auditor to perform the necessary financial statements audits and reviews. We incurred a total $3,733 in travel and related costs associated with the identification of our Kibby Flats and QR properties and performing other due diligence to identify potential future acquisitions. We expect our general and administrative costs to increase for at least the next twelve months as we continue to pursue planned business growth and as funding permits.

We incurred a total of $1,630 of mining claim and permit application fees with the Bureau of Land Management and Esmerelda County, Nevada to further explore our Kibby Flats property. We expect these exploration costs to increase for at least the next twelve months as we expand our exploration activities at the Kibby Flats and QR properties.

For the Three and Nine Months Ended September 30, 2016 and 2015

We have not generated any revenues from business activities and currently do not expect to do so for at least the next twelve months.

During the three months ended September 30, 2016, we incurred exploration and development costs of $9,300 associated with the renewal of our QR Property lode claims. In addition to the renewal costs, during the nine months ended September 30, 2016 we engaged a mining exploration consultant via the issuance of 350,000 shares of restricted and unregistered shares of common stock for total consideration of $45,000. The increase compared to the prior periods in 2015 was the result of not conducting material exploration activities on our mineral properties until 2016.

For the nine months ended September 30, 2016, our general and administrative fees increased from $37,364 during the nine months ended September 30, 2015, to $59,148. The similar increase in general and administrative costs for the three months ended September 30, 2016 to $22,330, from $4,508 for the three months ended September 30, 2015, was a result of increases in our business activities. Our increased business activities resulted in higher legal, auditing, and other regulatory fees associated with making required public company filings.

As we pursue the exploration of our currently held Mineral properties, and consider the acquisition of additional similar properties, we expect our operating costs to increase for at least the next twelve months. We anticipate most of these costs, and corresponding increases, will be incurred for permitting, exploration and environmental remediation, and travel; as well as applicable supporting administrative costs.

Liquidity and Capital Resources

As of September 30, 2016, the Company had $63 in cash and total current liabilities of $72,354, primarily comprised of a short-term loans and other advances from a significant shareholder totaling $22,851, accrued quarterly director fees of $30,000, and incurrence of professional and facilities fees. The shareholder providing the loan and other operating advances has informally agreed to defer payment of the note until the Company’s financial resources become sufficient to meet its on-going business plans, however, the shareholder can still demand payment at any time in the future.

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The current available capital reserves of the Company are not sufficient for the Company to remain operational. We require the funding from this offering to implement our business plan. Since inception, we have sold 140,000 shares of restricted and unregistered shares of common stock in private placements for aggregate cash proceeds of $18,000.

To achieve our business goals, we are attempting to raise money from this offering. We cannot guarantee that we will be able to sell all the shares required. If we are successful, any money raised will be applied to the items set forth in the Use of Proceeds section of this prospectus. We will attempt to raise the necessary funds to proceed with all phases of our plan of operation.

Our auditors have issued a “going concern” opinion, meaning that there is substantial doubt if we can continue as an on-going business for the next twelve months unless we obtain additional capital. No substantial revenues are anticipated until we have completed the financing from this offering and implemented our plan of operations. Our only source for cash at this time is investments by others in this offering and short-term cash advances from our sole officer and other affiliates, who have no obligations to do so. We must raise cash to implement our strategy and stay in business. If our estimated minimum of 3% of shares is sold for the gross proceeds of $39,000 it will likely allow us to operate for at least one year and have the capital resources required to cover the material costs with becoming a publicly reporting company. The company anticipates over the next 12 months the cost of being a reporting public company will be approximately $24,000. Unless we acquire other operating assets, we do not believe that we will generate enough revenue to cover costs associated with being a publicly reporting company in the first 12 months.

We have achieved success in using shares of our restricted and unregistered shares of common stock in making capital asset acquisitions including mining equipment and mineral properties. We expect to continue to issues shares for certain future capital acquisitions and to compensate certain officers, directors, and other consultants, however, there is no guarantee we will be able to do so at terms favorable to our operating plans or at all.

Plan of Operations

In late 2015 we began acquiring mining equipment for the use in the exploration and development of our mineral properties. With this equipment, we expect to able to conduct various exploration activities on our mineral properties subsequent to receiving all federal, state, and local government permits required to do so. We expect to initially focus our efforts on the exploration of the QR Property, correspondingly and unless otherwise noted, the following discussion relates solely to this property and Kibby Flats.

In the second quarter of 2016, we obtained a minor exploration permit with the Bureau of Land Management (“BLM”) in order to commence a drilling program on the QR Property in Humboldt County, Nevada. Upon receipt of adequate funding, we will make the required bond payment to the Nevada Division of Environmental Protection (“NDEP”) allowing us to begin preliminary drilling, trenching and other ground disturbing activities. If adequate funding is obtained, we expect to post the bond prior to the year ended December 31, 2016 and begin preliminary exploration activities in the spring of 2017, weather permitting.

The drilling equipment owned by the company will be used to drill samples of different areas where our out-sourced mining and geology consultants will determine the areas with the highest potential for the achievement of successful mining. Additionally, trenching may be completed where up to 100 tons of ore can be removed for testing as part of the exploration permit.

In the third quarter of 2016, we plan to begin additional BLM permitting activities through the engagement of a professional environmental consulting firm to provide guidance on environmental impact issues for endangered species and American Indian historical concerns.

During 2016 and 2017, the mining equipment we acquired will be assessed to determine the actual need for the equipment in the exploration and mining process. Outside contracting work for the mining equipment would be strongly considered that may allow for us to off-set the cost of some of our exploration activities. Additional mining equipment may be acquired which would assist in future mining and exploration.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

Critical Accounting Estimates

The SEC has requested that all registrants address their most critical accounting policies. The SEC has indicated that a “critical accounting policy” is one which is both important to the representation of the registrant’s financial condition and results and requires management’s most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain. We base our estimates on past experience and on various other assumptions our management believes to be reasonable under the circumstances, the results of which form the basis for making judgments about carrying values of assets and liabilities that are not readily apparent from other sources. Actual results will differ, and may differ materially from these estimates under different assumptions or conditions. Additionally, changes in accounting estimates could occur in the future from period to period. The following paragraphs identify our most critical accounting policies:

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Stock Based Payments

We have on occasion issued equity instruments to employees and non-employees in lieu of cash for the receipt of goods and services and, in certain circumstances the settlement of short-term loan arrangements. The applicable GAAP establishes that share-based payment transactions with non-employees shall be measured at the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable.

In these transactions, the Company issues unregistered and restricted equity instruments.

In situations in which we issue unregistered restricted common shares in exchange for goods and services, and the value of the goods and services are not the most reliably measurable, we recognize the fair value of the unregistered restricted equity instruments based on the value of similar instruments issued in private placements in exchange for cash in the most recent transactions (a Level 2 input within the GAAP hierarchy). The Company has determined this methodology reflects the risk adjusted fair value of our unregistered restricted equity instruments using a commercially reasonable valuation technique within the most active market.

Employees

As of the date of this report, we have one full-time employee consisting of our sole officer, Mr. Mark Kersey.  We believe Mr. Kersey is sufficient to support our current level of activity. We do not have a formal employment agreement with Mr. Kersey who has informally agreed to defer the receipt of any cash compensation; however, he has no obligation remain employed under this arrangement. As we expand our exploration and other potential business operations, we will likely be required to increase our number of employees.

DESCRIPTION OF PROPERTIES

See Kibby Flats and the QR properties information above. We currently lease our corporate office located at 865 Tahoe Boulevard Suite 302, Incline Village, Nevada 89451 that expired in April 2016. The lease is currently renewed on a month to month basis.

LEGAL PROCEEDINGS

There are presently no material pending legal proceedings to which we are a party or as to which any of our property is subject, and no such proceedings are known to us to be threatened or contemplated against us.

MARKET FOR OUR COMMON STOCK AND OTHER RELATED STOCKHOLDER MATTERS

(a) Market Information.

Our common stock is not trading or quoted on any stock exchange. There is no established public trading market for our common stock.   Further, there has been no market activity since inception through the date of this prospectus.

(b) Holders.

As of November 25, 2016, there were 32 holders of record of our common stock with an aggregate of 37,965,000 shares of common stock issued and outstanding.

(c) Dividends.

We have not paid any cash dividends to date and do not anticipate or contemplate paying dividends in the foreseeable future. It is the present intention of management to utilize all available funds for the on-going exploration and other operating activities of the Company.

(d) Securities Authorized for Issuance under Equity Compensation Plans.

We do not have any compensation plan under which equity securities are authorized for issuance.

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MANAGEMENT

Name	Age	Position
Mark A. Kersey	59	Principal Executive and Financial Officer, CEO, Chairman & Director

Mark A. Kersey, In May 2015, Mr. Kersey was elected Director, CEO (Principal Executive and Accounting Officer) of High Desert Mining Corp., a Nevada Corporation. Prior to this time, Mr. Kersey served as Director, CEO and President of United Resource Holdings Group, Inc., a gold and silver mining exploration and milling company located in Nevada, from December of 2006 through December of 2014. Mr. Kersey began in the business sector in 1982 and has more than thirty-five (35) years of experience as a business and financial professional.  His prior experience includes: (i) Real Estate specialist with Merrill Lynch; (ii) Vice President and Trust Officer with Texas Commerce Bank, N.A ; (iii) Senior Executive with George S. May International Company; (iv) Director of Management Services with Smith-Laurin Group; (v) Director, President and Chief Executive Officer with Noble Technologies Corp.; (vi) (2006-2014) United Resource Holdings Group, Inc. as Director, CEO and President; and currently (vii) (2015-current) High Desert Holding Corp. as Director, CEO and President. Mr. Kersey holds a B.S.B.A. in Finance from the University of Arkansas, Fayetteville.

Mr. Kersey’s experience in corporate compliance, mining construction, mining permitting and overall business involvement has given him the experience to provide a wide array of skills necessary in the public company sector. His experience with accountants, auditors, mining regulators are expected to add value to furtherance of the Company as a whole. The Company believes the contacts obtained; along with the hands on experience in heading up several mining corporations, will be of significant benefit.

Name	Age	Position
William E. Jerome	82	Director

William E. Jerome In December of 2015, Mr. Jerome was elected Director of High Desert Mining Corp, a Nevada Corporation, where he is using his business experience and wisdom on the Board of Directors. Beginning in early 2010, through the present, Mr. Jerome founded and is currently serving as President of Signal Mining & Exploration Co. LLC, a mining exploration and drilling firm. After graduation from High School and some college courses in business law and radio electronic classes, Mr. Jerome began his mining career in 1974 and has experience as a R/D in magnetic geology, in Nevada and Australia, and as an exploration miner and mine owner. His prior experience includes: (i) Subcontracting work with major mines; (ii) Mr. Jerome has over thirty-five years of experience in gold mining; and (iii) as a business owner multiple times. Mr. Jerome served as a communications operator in the Army reserves through the early 1960’s.

Mr. Jerome’s over 40 years’ experience in mining, electronics, geology, business law, finance and overall business involvement has given him the experience to provide a wide array of skills necessary to server within a public company. The Company believes the contacts made and the experience received from directing successful mining and exploration companies will provide valuable wisdom and experience as a Director.

Name	Age	Position
Howard J. Dean	71	Director

Howard J. Dean In December of 2015, Mr. Dean was elected Director of the Company. In December 2014, Mr. Dean founded and serves as President of HD Funding Solutions, a Financial and Business Consulting Firm through the present. Prior to founding HD Funding Solutions, in 2010, Mr. Dean founded Collin County Business 2 Business, and remains president through the present. Collin County Business 2 Business provides management consulting services to small to mid-size privately held companies. From 2006 through 2010, Mr. Dean served as Vice President Sales & Marketing/Partner of TS Printing Company. Mr. Dean began his career in 1970 and has more than forty years (40) as a senior executive and sales & marketing professional. His prior experience includes: (i) Business Forms Printing with Johnston Business Forms; (ii) Vice President Sales & Marketing with Raytheon Data Systems; and (iii) Director of Sales, Recruiting & Training with Smith-Laurin Group. Mr. Dean holds a B.S.B.A. in Marketing from Youngstown State University.

Mr. Dean’s experience in sales, marketing, consulting and finance and overall business involvement has given him the experience to provide a wide array of skills necessary in the public company sector. The Company believes the contacts and the experience directing successful sales and marketing will be a significant benefit.

Marty Weigel, CPA (Age 42) In September 2011 Mr. Weigel founded and currently serves as the President of Ingenium Accounting Associates, a PCAOB registered accounting Firm providing accounting and auditing services to small publicly traded companies. Prior to launching Ingenium, Mr. Weigel served as an assurance partner with the accounting firm Mark Bailey & Company, Ltd. which he joined in 2004. In his accounting Firm roles Mr. Weigel focuses on providing accounting and attestation services for both publicly and privately held companies in a wide range of industries.  Mr. Weigel began his career as a Financial Advisor with Morgan Stanley Dean Witter in late 1998 until he joined the public accounting firm Thomas Havey, LLP in 2000. From 2000-2002 Mr. Weigel held staff accounting positions in the San Ramon, California office of the regional public accounting firm Thomas Havey, LLP. From 2002-2004 Mr. Weigel held staff and senior accountant positions in the Reno office of the regional public accounting firm Kafoury, Armstrong & Company. Mr. Weigel is a licensed Certified Public Accountant in the State of Nevada and holds a Bachelor of Science degree from the University of Nevada.

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Mr. Weigel’s experience in identifying and conducting reverse mergers and other transactions has been gained through his involvement as an independent auditor and consultant to a wide array of companies entering into similar transactions. The Company believes the contacts obtained along with the experience in analyzing and accounting for these transactions is significantly beneficial. Mr. Weigel also previously served as sole officer and Director of Shang Hide Consultants, Ltd. from May 5, 2010 to December 27, 2011; and sole officer and Director of Kaeland Resources from September 24, 2012 to May 12, 2015. Mr. Weigel served as the Sole Officer and Director of High Desert Holdings from inception in August 2013 through his resignation on May 5, 2015.

The term of office of each director expires at our annual meeting of stockholders or until their successors are duly elected and qualified. Directors are not compensated for serving as such. Officers serve at the discretion of the Board of Directors.

Family Relationships

There are no familial relationships among any of our executive officers and directors.

Section 16(a) Beneficial Ownership Reporting Compliance

The Company is not aware of any reporting person that failed to file on a timely basis, reports required by Section 16(a) of the Exchange Act during the most recent fiscal year.

Involvement in Certain Legal Proceedings

No director, person nominated to become a director, executive officer, promoter, or control person of our company has, during the last ten years: (i) been convicted in or is currently subject to a pending a criminal proceeding (excluding traffic violations and other minor offenses); (ii) been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to any federal or state securities or banking or commodities laws including, without limitation, in any way limiting involvement in any business activity, or finding any violation with respect to such law, nor (iii) had any bankruptcy petition been filed by or against any business of which such person was an executive officer or a general partner, whether at the time of the bankruptcy or for the two years prior thereto.

EXECUTIVE COMPENSATION

The Company's sole officer, Mr. Kersey, does not have a salary for his service in this capacity. Upon his appointment, as sole officer and a Director in May 2015, he was awarded 10,000,000 founders’ shares. Mr. Kersey will not receive a salary until we expand our operations and generate the necessary cash flow from either operations or other adequate funding sources.

The following table presents our executive compensation for the period ended September 30, 2016 and the year ended December 31, 2015:

Name and Principal Position	Year		Salary ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation	Total ($)

Mark Kersey	2016	(1)	–	3,214	–	–	10,000	13,214
Chief Executive Officer	2015	(2)	–	10,000	–	–	–	10,000

(1)	Mr. Kersey’s compensation through the period ended September 30, 2016 consisted of 25,000 shares of unregistered and restricted common stock for Director compensation for the quarter ended March 31, 2016. The Other Compensation represented total accrued, and unpaid, Director compensation of $10,000 ($5,000 per quarter for each period ended June 30, 2016 and September 30, 2016). Mr. Kersey is entitled to receive Director compensation of 25,000 shares of unregistered and restricted share of common stock or $5,000 in cash, at the discretion of the Board.

(2)	Mr. Kersey’s compensation for 2015 represents 10,000,000 founders’ share awarded upon his appointment as Chief Executive and Chief Financial Officer and Director in May 2015.

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No retirement, pension, profit sharing, stock option or insurance programs or other similar programs have been adopted by the Company for the benefit of its employees.

The Company does not have a standing compensation committee or a committee performing similar functions.

Directors' Compensation

In January 2016, each member of our Board of Directors received 25,000 fully vested, restricted and unregistered shares of common stock for their service for the quarter ended March 31, 2016. The Board has implemented a policy to receive either $5,000 per quarter of Service or 25,000 shares of unregistered and restricted common stock, at the Board’s discretion.

The following table presents our Directors’compensation for the period ended September 30, 2016:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)		Option Awards ($) (1)
William E. Jerome	10,000	3,214	(1)
Howard J. Dean	10,000	3,214	(1)

NOTE:  The Company did not compensate its Board of Directors for the year ended December 31, 2015. See the Executive Compensation table for Mr. Kersey’s compensation as a Director.

(1)	Represents the issuance of 25,000 shares of unregistered and restricted common stock for Board services for the period ended March 31, 2016.

We also reimburse our Directors for their cost of travel and other out-of-pocket costs incurred to attend Board meetings or other activities on behalf of the Company.

CERTAIN RELATIONSHIPS, RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Board of Directors

Our Bylaws provide that the Board of Directors shall consist of one or more members, but not more than nine, with the exact number to be fixed by our shareholders or our Board of Directors. Each director serves for a term that expires at the next regular meeting of the shareholders or until his successor is elected and qualified. We currently have three directors; Mark A. Kersey our Principal Executive and Financial Officer; Mr. Howard Dean; and Mr. William Jerome. Our Directors were chosen to serve on the Board based upon the specific experiences and qualification discussed in the respective professional biography set forth above.

We do not presently have a separately constituted audit committee, compensation committee, nominating committee, executive committee or any other committees of our Board of Directors. We do not have an audit committee “financial expert.” Our entire Board of Directors acts as our audit committee and handles matters related to compensation and nominations of directors.

Since we do not have an audit or compensation committee comprised of independent directors, the functions that would have been performed by such committees are performed by our Directors. Thus, there is a potential conflict of interest in that our Directors and officers have the authority to determine issues concerning management compensation and audit issues that may affect management decisions. We are not aware of any other conflicts of interest with any of our executives or directors.

Director Independence

We are not subject to listing requirements of any national securities exchange or national securities association and, as a result, we are not at this time required to have our Board comprised of a majority of “independent directors.” In accordance with Item 407(a) of Regulation S-K of the Securities Act of 1933 and the Securities Exchange Act of 1934, the Board has adopted the definition of “independent director” and “independence standards” for audit, compensation and nominating committees set forth in the American Stock Exchange, or AMEX, Company Guide. In applying this definition, the Board has determined that none of our directors currently meet the definition of “independent” as within the meaning of such rules, even though such definitions do not currently apply to us because we are not listed on AMEX.

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Stockholder Communications with the Board

We have not implemented a formal policy or procedure by which our stockholders can communicate directly with our Board of Directors. Nevertheless, every effort has been made to ensure that the views of stockholders are heard by the Board of Directors or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. We believe that we are responsive to stockholder communications, and therefore have not considered it necessary to adopt a formal process for stockholder communications with our Board. Our Board continually monitors the appropriateness of adopting additional processes.

Code of Ethics

We have adopted a Code of Ethics within the meaning of Item 406(b) of Regulation S-K of the Securities Exchange Act of 1934. The Code of Ethics applies to directors and senior officers, such as the principal executive officer, principal financial officer, controller, and persons performing similar functions.

Related Transactions

Mark A. Kersey, Martin F. Weigel, and Patrick E. Ogle are the sole founding shareholders of the Company and meet the definition of the term “promoter” as defined in Rule 405 under the Securities Act of 1933, as amended, and Item 404(c).

In August 2013 our founder, former officer and director, and significant shareholder, Marty Weigel, loaned us $9,000 to fund the start-up of our initial operations. Mr. Weigel has agreed to not accrue interest on the loan and has informally agreed to defer re-payment of the loan until such time as we have acquired a more stable source of funding. While Mr. Weigel has agreed to not demand payment until adequate funding is received, he does not have any formal obligation to do.

As of December 31, 2014 and 2013 we owed Ingenium Accounting Associates, an accounting Firm controlled by Marty Weigel, $725 and $400, respectively, related to payments made on our behalf to maintain our regulatory filings with the State of Nevada. In May 2015, we paid Ingenium Accounting Associates $1,635 to settle the outstanding obligation as of December 31, 2014 as well as additional administrative expenses paid by Ingenium on our behalf through April 2015.

In 2016, and through the date of this report, Ingenium paid operating expenses on behalf of the Company totaling $14,300, which is currently outstanding. Mr. Weigel (as President of Ingenium) has agreed to has informally agreed to defer re-payment of the advances until such time as we have acquired a more stable source of funding. While Mr. Weigel has agreed to not demand payment until adequate funding is received, he does not have any formal obligation to do.

As of September 30, 2016, we owed Mr. Kersey $9,966 for administrative and travel expenses paid on our behalf. Mr. Kersey has agreed to defer repayment of these expenses until the Company’s cash resources significantly increase. While Mr. Kersey has agreed to not demand payment until adequate funding is received, he does not have any formal obligation to do.

We have not entered into any formal agreement with Mr. Weigel and Mr. Kersey to pay the obligations due them with any applicable proceeds from this offering, as of the date of this filing. Neither Mr. Kersey nor Mr. Weigel has made any demand to be repaid associated with this offering.

In November 2015, we acquired the QR Property, consisting of fifty (50) unpatented mining claims and mining equipment with a total estimated fair value of $771,429 via the issuance of 6,000,000 shares of restricted and unregistered shares of common stock from Signal Mining and Exploration LLC, an entity controlled by Mr. William Jerome. Subsequent to the closing of the acquisition transaction, Mr. Jerome was elected to our Board of Directors.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of September 30, 2016, which we refer to as the “Record Date,” information with respect to the securities holdings of all persons that we, pursuant to filings with the Securities and Exchange Commission and our stock transfer records, have reason to believe may be deemed the beneficial owner of more than five percent (5%) of our common stock. The following table also sets forth, as of such date, the beneficial ownership of our common stock by all of our current named executive officers and directors, both individually and as a group.

The beneficial owners and amount of securities beneficially owned have been determined in accordance with Rule 13d-3 under the Exchange Act, which generally means that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power of that security, including options or warrants that are currently exercisable or exercisable within 60 days of the Record Date. Unless otherwise indicated, each person or entity named below has sole voting and investment power with respect to all shares beneficially owned by that person or entity, subject to the matters set forth in the footnotes to the table below. Unless otherwise noted below, the address for each of the stockholders in the table below is c/o High Desert Holding Corp.

	Shares Beneficially Owned (1)	Percentage Ownership

Name and Address of Affiliate
Marty Weigel (2) 865 Tahoe Boulevard, Suite 302 Incline Village, NV 89451	10,000,000	26.34%
Patrick Ogle (6) 865 Tahoe Boulevard, Suite 302 Incline Village, NV 89451	10,000,000	26.34%
Mark Kersey (3) 865 Tahoe Boulevard, Suite 302 Incline Village, NV 89451	8,875,000	23.38%
William Jerome 865 Tahoe Boulevard, Suite 302 Incline Village, NV 89451	6,000,000	15.80%
Howard Dean 865 Tahoe Boulevard, Suite 302 Incline Village, NV 89451	125,000	0.33%

Officers, Directors, and Affiliates	35,000,000	92.19%

(1)	Based on aggregate shares outstanding at June 30, 2016 of 37,965,000
(2)	Mr. Weigel served as our Founder, and Sole Officer and Director from inception in August 2013 until his resignation on May 5, 2015.
(3)	Mr. Kersey was appointed Principal Executive and Financial Officer and Director on May 5, 2015
(4)	Mr. Jerome was elected to serve as a Director on December 29, 2015.
(5)	Mr. Dean was elected to serve as a Director on December 29, 2015.
(6)	Mr. Ogle serves as counsel for the Company beginning in May 2015.

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SELLING STOCKHOLDERS

This prospectus relates to the resale by the selling stockholders named below from time to time of up to a total of 3,500,000 shares of our common stock that were issued to the selling stockholders pursuant to transactions exempt from registration under the Securities Act. All of the common stock offered by this prospectus is being offered by the selling stockholders and is being offered for their own accounts.

Issuances of Securities being Offered

A description of each transaction in which common stock being offered in this offering was sold to the selling stockholders is set forth below.

Issuance to Founders

For the period from inception on August 29, 2013 through May 5, 2015, the Company offered and sold an aggregate of 30,000,000 shares of Common Stock to its founding three investors for an aggregate purchase price equal to $30,000, pursuant to the terms and conditions set forth in the stock purchase agreement (“Common Stock Purchase Agreement”). The Company sold the shares of Common Stock under the exemption from registration provided by Section 4(2) of the Securities Act and Regulation D promulgated thereunder. A form of the Common Stock Purchase Agreement is attached hereto as Exhibit 10.1. Neither the Registrant nor any person acting on its behalf offered or sold the securities by means of any form of general solicitation or general advertising.

Private Placement Transactions

Each of the investors in the foregoing private placements is a U.S. person having sufficient knowledge in business and financial matters to be capable of evaluating the merits and risks of the transaction. The transactions were exempt from registration under the Securities Act of 1933, based upon Section 4(2) for transactions by the issuer not involving any public offering and Rule 506 of Regulation D promulgated thereunder. There was no underwriter, no underwriting discounts or commissions, no general solicitation, no advertisement, and resale restrictions were imposed by placing restrictive legends on the certificates.

Selling Stockholders

The following table sets forth certain information regarding the selling stockholders and the shares offered by them in this prospectus.  Except as specifically set forth in the footnotes to the table, none of the selling stockholders has held a position as an officer or director of the Company, nor has any selling stockholder had any material relationship of any kind with us or any of our affiliates, other than as an employee, as set forth in the footnotes to the table.  All information with respect to share ownership has been furnished by the selling stockholders. The shares being offered are being registered to permit public resale of the shares and each selling stockholder may offer all or part of the shares owned for resale from time to time.  In addition, none of the selling stockholders has any family relationships with our officers, directors or controlling stockholders, except as indicated in the footnotes to the table.

For additional information regarding our capitalization, including shares held by officers, directors and 5% holders, refer to “Security Ownership of Certain Beneficial Owners and Management” above.

The term “selling stockholders” also includes any transferees, pledges, donees, or other successors in interest to the selling stockholders named in the table below. To our knowledge, subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares of common stock set forth opposite such person’s name. We will file a supplement to this prospectus to name successors to any named selling stockholders who are able to use this prospectus to resell the securities registered hereby.

We will receive no proceeds from the sale of the registered shares by the following selling stockholders.  We have agreed to bear the expenses of registration of the shares, other than commissions and discounts of agents or broker-dealers and transfer taxes, if any. We have no contractual obligations to provide any of our shareholders with registration of their shares.

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Name of Selling Stockholder (1)	Total Number of Shares of Common Stock Beneficially Owned Prior to Offering (2)	Total Number of Shares to be Offered for Selling Stockholders Account	Total Shares to be Owned and Percent of Total Outstanding After Completion of this Offering (2), (3)

Marty Weigel (4)	10,000,000	400,000	9,600,000	21.26%
Patrick Ogle (13)	10,000,000	400,000	9,600,000	21.26%
Mark Kersey (5)	9,035,833	240,007	8,795,833	19.47%
Signal Mining and Exploration Co. LLC (6)	2,940,000	500,000	2,440,000	5.40%
Geodsy (7)	2,880,000	500,000	2,380,000	5.27%
Longhorn Mining Enterprises LLC (8)	1,000,000	300,000	700,000	1.55%
Consolidated Goldfields LLC (9)	400,000	200,000	200,000	0.53%
Larry Chaplin	350,000	150,000	200,000	0.44%
Shery and Howard Dean (10)	125,000	100,000	25,000	0.06%
Javier Berumen	10,000	10,000	–	0.00%
Debbie Smith	10,000	10,000	–	0.00%
Jo R. Knox	20,000	20,000	–	0.00%
Scott Reams	100,000	100,000	–	0.00%
Charles Mahoney	10,000	10,000	–	0.00%
Lance McKinlay	10,000	10,000	–	0.00%
Laura Jean Lisenbee	20,000	20,000	–	0.00%
Kenny Payne	20,000	20,000	–	0.00%
Jack Kersey	100,000	100,000	–	0.00%
Martha Patterson	5,000	5,000	–	0.00%
Wayne Stoneciphert	25,000	25,000	–	0.00%
SCI-AGRI, Inc. (11)	180,000	180,000	–	0.00%
Bill Gleason	200,000	200,000	–	0.00%
Total	37,440,833	3,500,000	33,940,833	75.23%

(1)	Unless otherwise specified below, each selling stockholder is a third party investor with no other relationship to the registrant.
(2)	The number of shares listed in these columns include all shares beneficially owned by the selling stockholder. The ownership percentages listed in these columns include only shares beneficially owned by the listed selling stockholder. Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have included the shares the person has the right to acquire within 60 days of the date above. The shares that a stockholder has the right to acquire within 60 days, however, are not included in the computation of the percentage ownership of any other stockholder. The ownership percentages are calculated assuming that 44,465,000 shares of common stock immediately following the sale of the 6,500,000 shares included in this offering.
(3)	Under the rules adopted by the SEC, a person is deemed to be a beneficial owner of securities with respect to which the person has or shares: (a) voting power, which includes the power to vote or direct the vote of the security, or (b) investment power, which includes the power to dispose of or to direct the disposition of the security. Unless otherwise indicated, the persons named in the table above have sole voting and investment power with respect to all shares beneficially owned. Assumes that all the securities listed hereunder have been sold.
(4)	Mr. Weigel served as our Founder, and Sole Officer and Director from inception in August 2013 until his resignation on May 5, 2015.
(5)	Mr. Kersey was appointed our Principal Executive and Financial Officer and Director on May 5, 2015
(6)	Mr. William Jerome has voting and dispositive power with respect to the shares held by Signal Mining and Exploration Co. LLC. Mr. Jerome was elected as a Director on December 29, 2015.
(7)	Mr. Brett Jerome has voting and dispositive power with respect to the shares held by Geodsy. Mr. Brett Jerome is the son of our Director, Mr. William Jerome.
(8)	Mr. Ron Roberts has voting and dispositive power with respect to the shares held by Longhorn Mining Enterprises LLC.
(9)	Mr. Mark Andrews has voting and dispositive power with respect to the shares held by Consolidated Goldfields LLC.
(10)	Mr. Howard Dean was elected as a Director on December 29, 2015.
(11)	Mr. Jim Johnson has voting and dispositive power with respect to the shares held by SCI-AGRI, Inc.
(12)	Jack Kersey was given shares by Mr. Kersey and is his nephew.
(13)	Mr. Ogle has served as our corporate counsel since May 2015.

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PLAN OF DISTRIBUTION

The selling stockholders and any of their respective pledgees, donees, assignees, and other successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions.

We have agreed, subject to certain limits, to bear all costs, expenses, and fees of registration of the shares of our common stock offered by the selling stockholders for resale.  However, any brokerage commissions, discounts, concessions, or other fees, if any, payable to broker-dealers in connection with any sale of shares of common stock will be borne by the selling stockholders selling those shares or by the purchasers of those shares.

On our being notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution, or secondary distribution, or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing the following:

•	the name of each such selling stockholder and of any participating broker-dealer;
•	the number of securities involved;
•	the price at which such securities were sold;
•	the commissions paid or discounts or concessions allowed to any broker-dealer, where applicable; and
•	other facts material to the transaction.

The selling stockholders may use any one or more of the following methods when selling shares:

•	directly as principals;
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	short sales that are in compliance with the applicable laws and regulations of any state or the United States;
•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share; or
•	a combination of any such methods of sale.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Any sales of the shares may be effected through the OTC Bulletin Board if our common stock is admitted to quotation on the OTC Bulletin Board, in private transactions or otherwise, and the shares may be sold at market prices prevailing at the time of sale, at prices related to prevailing market prices.

The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. We believe that the selling stockholders have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding sale of their shares other than ordinary course brokerage arrangements, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling stockholders.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. If the selling stockholders effect sales through underwriters, brokers, dealers or agents, such firms may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers of the shares for whom they may act as agent, principal or both in amounts to be negotiated. Those persons who act as broker-dealers or underwriters in connection with the sale of the shares may be selected by the selling stockholders and may have other business relationships with, and perform services for, us. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

Any selling stockholder or broker-dealer who participates in the sale of the shares may be deemed to be an “underwriter” within the meaning of section 2(11) of the Securities Act. Any commissions received by any underwriter or broker-dealer and any profit on any sale of the shares as principal may be deemed to be underwriting discounts and commissions under the Securities Act.

The anti-manipulation provisions of Rules 101 through 104 of Regulation M promulgated under the Exchange Act may apply to purchases and sales of shares of common stock by the selling stockholders.  In addition, there are restrictions on market-making activities by persons engaged in the distribution of the common stock.

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Under the securities laws of certain states, the shares may be sold in those states only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be able to be sold unless our common stock has been registered or qualified for sale in that state or an exemption from registration or qualification is available and is complied with.

We are required to pay expenses incident to the registration, offering, and sale of the shares under this offering.

DESCRIPTION OF SECURITIES TO BE REGISTERED

General

Our Articles of Incorporation authorize common stock and preferred stock. In particular, the Articles of Incorporation authorize the issuance of Seventy Million (70,000,000) shares of common stock and Five Million (5,000,000) shares of Preferred Stock.  The rights and privileges of the common stock and preferred stock are summarized below. As of November 25, 2016, there were 37,965,000 shares of our common stock outstanding and no shares of Preferred Stock outstanding. The Company does not have any outstanding debt securities.

Common Stock

(a) Capital Stock.

The Company is authorized by its Articles of Incorporation to issue an aggregate of 75,000,000 shares of capital stock, of which 70,000,000 are shares of Common Stock and 5,000,000 are shares of Preferred Stock. As of November 25, 2016, we had 37,965,000 shares of Common Stock and no shares of Preferred Stock issued and outstanding.

Common Stock

All outstanding shares of Common Stock are of the same class and have equal rights and attributes. The holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of stockholders of the Company. All stockholders are entitled to share equally in dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available. In the event of liquidation, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of all liabilities. The stockholders do not have cumulative or preemptive rights.

Preferred Stock

Our Articles of Incorporation authorizes the issuance of up to 5,000,000 shares of Preferred Stock with designations, rights and preferences determined from time to time by our Board of Directors. Accordingly, our Board of Directors is empowered, without stockholder approval, to issue Preferred Stock with dividend, liquidation, conversion, voting, or other rights which could adversely affect the voting power or other rights of the holders of the Common Stock. In the event of issuance, the Preferred Stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company, which is sometimes referred to in corporate parlance as a “poison pill”.

The description of certain matters relating to the securities of the Company is a summary and is qualified in its entirety by the provisions of the Company's Articles of Incorporation and By-Laws, copies of which have been filed as exhibits to this Form S-1.

(b) Debt Securities.

None.

(c) Warrants.

None.

(d) Other Securities to Be Registered.

None.

Anti-Takeover Provisions of Our Amended and Restated Articles of Incorporation and Bylaws

None.

Options

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We have not issued and do not have any outstanding options to purchase shares of our common stock.

Transfer Agent

The Company has not engaged a transfer agent. Upon completion of this Registration Statement, we expect to engage Columbia Stock Transfer Company, 1869 E Seltice Way #292, Post Falls, ID 83854. Tel: (208) 777-8998.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for any class of our capital stock and a significant public market for our common stock may not develop or be sustained after this offering. Future sales of significant amounts of our capital stock, including shares of our outstanding stock and shares of our stock issued upon exercise of outstanding options, in the public market after this offering, or the perception that such sales could occur, could adversely affect any prevailing market price of our common stock and could impair our future ability to raise capital through the sale of our equity securities.

Shares Covered by this Prospectus

As of November 25, 2016, we have 37,965,000 shares of common stock outstanding. Of these outstanding shares, 3,500,000 shares being registered in this offering may be sold without restriction or further registration under the Securities Act, except for any shares purchased by our “affiliates,” as that term is defined in Rule 144 under the Securities Act, whose sales may be made only in compliance with the limitations of Rule 144 described below.

The remaining 34,465,000 shares outstanding after this offering are deemed “restricted securities” under Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption under the Securities Act, such as Rule 144, which is summarized below.

Rule 144

Certain outstanding shares of our common stock which are not included in this prospectus are eligible for sale in the public market under Rule 144. In general, under Rule 144 as currently in effect, a person who has beneficially owned restricted shares of our common stock for at least six months would be entitled to sell their securities provided that (1) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale, (2) we are subject to the reporting requirements of the Exchange Act for at least 90 days before the sale and (3) if the sale occurs prior to satisfaction of a one-year holding period, we provide current information at the time of sale. In the event that the registration statement of which this prospectus is a part lapses for any reason, all currently outstanding shares of common stock will be subject to resale pursuant to Rule 144, subject to the limitations described herein.

Persons who have beneficially owned restricted shares of our common stock for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of securities of the same class then outstanding: or
•	the average weekly trading volume of such securities during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

provided, that, in each case, that we are subject to the periodic reporting requirements of the Exchange Act for at least three months before the sale.

However, since we will seek to initiate quotation of our common stock on the OTC Bulletin Board, which is not an “automated quotation system,” our stockholders will not be able to rely on the market-based volume limitation described in the second bullet above. If, in the future, our securities are listed on an exchange or quoted on NASDAQ, then our stockholders would be able to rely on the market-based volume limitation. Unless and until our stock is so listed or quoted, our stockholders can only rely on the percentage based volume limitation described in the first bullet above.

Such sales by affiliates must also comply with the manner of sale, current public information and notice provisions of Rule 144. The selling stockholders will not be governed by the foregoing restrictions when selling their shares pursuant to this prospect.

LEGAL MATTERS

The validity of the issuance of the common stock offered pursuant to this offering will be passed upon for us by Patrick E. Ogle, Esq. Mr. Ogle, through receipt of his 10,000,000 founders’ shares, meets the definitions of a promoter and control person of the Company. Mr. Ogle was not specifically compensated for his services in connection with this registration statement and is not entitled to any contingent compensation in connection with this registration statement.

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EXPERTS

The financial statements for the years ended December 31, 2015 and 2014, included in this prospectus and elsewhere in the registration statement, have been audited by Michael Gillespie & Associates PLLC, an independent registered public accounting firm, to the extent and for the periods indicated in their report appearing elsewhere herein, and are included in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common stock offered by this prospectus. This prospectus, which is part of the registration statement, omits certain information, exhibits, schedules and undertakings set forth in the registration statement. For further information pertaining to us and our common stock, reference is made to the registration statement and the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents or provisions of any documents referred to in this prospectus are not necessarily complete, and in each instance where a copy of the document has been filed as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matters involved.

You may read and copy all or any portion of the registration statement without charge at the public reference room of the SEC at 100 F Street, N. E., Washington, D. C.  20549. Copies of the registration statement may be obtained from the SEC at prescribed rates from the public reference room of the SEC at such address. You may obtain information regarding the operation of the public reference room by calling 1-800-SEC-0330. In addition, registration statements and certain other filings made with the SEC electronically are publicly available through the SEC’s web site at http://www.sec.gov. The registration statement, including all exhibits and amendments thereto, has been filed electronically with the SEC.

We are subject to the information and periodic reporting requirements of the Exchange Act and, accordingly, we file annual reports containing financial statements audited by an independent registered public accounting firm, quarterly reports containing unaudited financial data, current reports and other reports and information with the SEC. You may inspect and copy each of our periodic reports, proxy statements and other information at the SEC’s public reference room, and at the web site of the SEC referred to above.

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INDEX TO CONDENSED FINANCIAL STATEMENTS

Balance Sheets as of September 30, 2016 and December 31, 2015	F-2
Statements of Operations for the three months ended September 30, 2016 and 2015	F-3
Statements of Cash Flows for the three months ended September 30, 2016 and 2015	F-5
Notes to Financial Statements	F-6

F-1

HIGH DESERT HOLDING CORP.

BALANCE SHEETS

ASSETS

	September 30, 2016	December 31, 2015
	(Unaudited)
Current Assets
Cash	$63	$2,011

Total current assets	63	2,011

Mining equipment, net	282,857	154,286
Mineral properties	697,143	697,143

Total assets	$980,063	$853,440

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current Liabilities
Accounts payable	$49,503	$6,496
Shareholder advances	22,851	9,000

Total current liabilities	72,354	15,496

Commitments and Contingencies	–	–

Stockholders' Equity (Deficit)
Preferred stock, $.001 par value, 5,000,000 shares authorized and no shares issued and outstanding	$–	$–
Common stock, $.001 par value, 70,000,000 shares authorized and 37,965,000 and 36,540,000 shares issued and outstanding at September 30, 2016 and December 31, 2015, respectively	37,965	36,540
Additional paid in capital	1,044,677	862,889
Accumulated deficit	(174,933)	(61,485)

Total stockholders' equity (deficit)	907,709	837,944

Total liabilities and stockholders' equity (deficit)	$980,063	$853,440

The accompanying notes are an integral part of these financial statements

F-2

HIGH DESERT HOLDING CORP.

STATEMENTS OF OPERATIONS

	For the Three Months Ended		For the Nine Months Ended

	September 30,	September 30,	September 30,	September 30,
	2016	2015	2016	2015
Revenue

Net revenue	$–	$–	$–	$–

Expenses
Exploration and development	9,300	1,630	54,300	1,630
General and administrative	22,330	4,508	59,148	37,364

Total operating expenses	31,630	6,138	113,448	38,994

Loss from operations	(31,630)	(6,138)	(113,448)	(38,994)

Net loss	$(31,630)	$(6,138)	$(113,448)	$(38,994)

Net loss per share - basic and diluted	$(0.00)	$(0.00)	$(0.00)	$(0.00)

Weighted average shares outstanding	37,965,000	30,540,000	37,861,978	23,682,454

The accompanying notes are an integral part of these financial statements

F-3

HIGH DESERT HOLDING CORP.

STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

	Common Stock		Additional Paid in	Accumulated	Stockholders' Equity
	Number	Amount	Capital	Deficit	(Deficit)

Balance September 16, 2013	–	$–	$–	$–	$–

Issuance of founder's common stock at par in September 2013	10,000,000	10,000			10,000

Net loss				(14,657)	(14,657)

Balance December 31, 2013	10,000,000	$10,000	$–	$(14,657)	$(4,657)

Net loss				(325)	(325)

Balance December 31, 2014	10,000,000	$10,000	$–	$(14,982)	$(4,982)

Issuance of founders' common stock at par in March 2015	20,000,000	20,000			20,000

Issuance of common stock for cash at $0.20 per share in May 2015	30,000	30	5,970		6,000

Issuance of common stock for acquisition of Mineral Property at $0.20 in May 2015	400,000	400	79,600		80,000

Issuance of common stock for cash at $0.20 per share in June 2015	10,000	10	1,990		2,000

Issuance of common stock for cash at $0.10 per share in June 2015	100,000	100	9,900		10,000

Issuance of common stock for acquisition of Mineral Property and Mining Equipment at $0.13 per share in November 2015	6,000,000	6,000	765,429		771,429

Net loss				(46,503)	(46,503)

Balance December 31, 2015	36,540,000	$36,540	$862,889	$(61,485)	$837,944

Issuance of common stock for acquisition of Mining Equipment at $0.13 per share in January 2016	1,000,000	1,000	127,571		128,571

Issuance of common stock for Director Fees at $0.13 per share in January 2016	75,000	75	9,567		9,642

Issuance of common stock for Consulting Fees at $0.13 per share in January 2016	350,000	350	44,650		45,000

Net loss				(113,448)	(113,448)

Balance September 30, 2016	37,965,000	$37,965	$1,044,677	$(174,933)	$907,709

The accompanying notes are an integral part of these financial statements

F-4

HIGH DESERT HOLDING CORP.

STATEMENT OF CASH FLOWS

	For the Nine Months Ended

	September 30,	September 30,
	2016	2015

Cash Flows from Operating Activities

Net loss	$(113,448)	$(38,994)

Adjustments to reconcile net loss to net cash used in operating activities:
Stock compensation	54,642	20,000
Change in accounts payable	43,007	(710)

Net cash used in operating activities	(15,799)	(19,704)

Cash Flows from Financing Activities
Proceeds from issuance of related party notes payable	13,851
Proceeds from issuance of common stock	–	18,000

Net cash provided by financing activities	13,851	18,000

Net increase in cash and cash equivalents	(1,948)	(1,704)

Cash and cash equivalents at beginning of the period	2,011	4,743

Cash and cash equivalents at end of the period	$63	$3,039

Supplementary Disclosures of Cash Flow Information

Cash paid for income taxes	$–	$–
Cash paid for interest	$–	$–

Non-Cash Investing and Financing Activities

Common stock issued for Mineral Property and Mining Equipment acquisition	$128,571	$851,429

The accompanying notes are an integral part of these financial statements

F-5

HIGH DESERT HOLDING CORP.

Notes to the Financial Statements

NOTE 1.                      GENERAL ORGANIZATION AND BUSINESS

High Desert Holding Corp. (“Company”) was organized in the state of Nevada in September 2013. The Company is a precious and non-precious mineral exploration company. The Company is initially focused on identifying both public and privately held land that have historically demonstrated commercially viable resources primarily located in the Western United States, particularly Nevada.

The Company has a mineral property located in Nevada has not yet determined whether these properties contain a viable resource.  Future exploration and development of this and any other properties will be dependent upon the ability of the Company to obtain necessary financing to satisfy the expenditure requirements under the property agreements to complete the development of the properties and upon the ability to raise additional capital.

The accompanying interim unaudited condensed financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 8-03 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three and nine month periods ended September 30, 2016, are not necessarily indicative of the results that may be expected for the year ending December 31, 2016. For further information, refer to the financial statements and footnotes also included in this Form S-1 for the fiscal years ended December 31, 2015 and 2014.

The accompanying condensed financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America which contemplate continuation of the Company as a going concern.

Cash and Cash Equivalents

Cash and cash equivalents include cash in banks and financial instruments which mature within three months of the date of purchase. As of September 30, 2016 and December 31, 2015 the Company did not have any cash equivalents.

Use of Estimates

The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Stock Based Compensation

The Company has on occasion issued equity and equity linked instruments to employees and non-employees in lieu of cash to various vendors for the receipt of goods and services and, in certain circumstances the settlement of short-term loan arrangements.   The applicable GAAP establishes that share-based payment transactions with employees and non-employees shall be measured at the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable.

In these transactions, we issue unregistered and restricted shares of common stock.

When unregistered common shares and equity-linked instruments convertible into unregistered common shares are issued for the settlement of short-term financing arrangements (that are not initially convertible), the reacquisition price of the extinguished financing arrangement is determined by the value of the debt which is more clearly evident, and no additional inducement expense is recognized.

F-6

In situations in which we issue unregistered restricted common shares in exchange for goods and services, and the value of the goods and services are not the most reliably measurable, we recognize the fair value of the unregistered restricted equity instruments based on the value of similar instruments issued in private placements in exchange for cash in the most recent transactions (a Level 2 input within the GAAP hierarchy).   We have determined this methodology reflects the risk adjusted fair value of our unregistered restricted equity instruments using a commercially reasonable valuation technique.

Mineral Property Costs

We defer acquisition costs until we determine the viability of a mineral property. Since we do not have proven and probable reserves as defined by Securities and Exchange Commission (“SEC”) Industry Guide 7. Exploration expenditures are expensed as incurred. We expense care and maintenance costs as incurred.

We review the carrying value of our mineral property for impairment whenever there are negative indicators of impairment. Our estimate of the gold price, mineralized materials, operating capital, and reclamation costs are subject to risks and uncertainties affecting the recoverability of our investment in the mineral property. Although we have made our best, most current estimate of these factors, it is possible that near term changes could adversely affect our estimates and possibly require future asset impairment write-downs.

When it has been determined that a mineral property can be economically developed as a result of establishing proven and probable reserves, the costs incurred to develop such property, are capitalized. Such costs will be amortized using the units-of-production method over the estimated life of the probable reserve. If mineral properties are subsequently abandoned or impaired, any capitalized costs will be charged to operations.

Recently Issued Accounting Pronouncements

The Company has reviewed recently issued accounting pronouncements and does not expect any to have a material impact on our financial position, results of operations, or cash flows.

NOTE 2.                      GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the liquidation of liabilities in the normal course of business.  Since inception, the Company has not identified any proven or probable reserve and correspondingly has not generated any revenue during its exploration stage.  This raises substantial doubt about the Company’s ability to continue as a going concern. These financials do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might result from this uncertainty. The Company needs to raise additional funds to continue as a going concern.

NOTE 3.                      MINERAL PROPERTY

Kibby Flats

In May 2015, the Company acquired ten (10) unpatented mining claims commonly referred to as Kibby Flats located in Esmerelda County, Nevada for 400,000 shares of restricted and unregistered shares of common stock with an estimated value of $80,000.

QR Claims

In November 2015, the Company acquired fifty (50) unpatented mining claims commonly referred to as the “QR Claims 1-50” located in Humboldt County, Nevada for 4,800,000 shares of restricted and unregistered shares of common stock with an estimated value of $617,143.

F-7

NOTE 4.                      STOCKHOLDERS’ EQUITY

Common Stock

The Company is authorized to issue 70,000,000 shares of common stock with a par value of $0.001 per share. As of September 30, 2016 the Company had a total of 37,965,000 shares issued and outstanding. The following provides information for the shares of restricted and unregistered shares of common stock that we issued from January 1, 2016 through September 30, 2016.

In January of 2016 the Company issued 1,000,000 shares of restricted and unregistered common stock at $0.13 per share for the acquisition of mining equipment for total consideration of $128,571.

In January of 2016 the Company issued 75,000 shares of restricted and unregistered common stock at $0.13 per share for director compensation totaling $9,643.

In January of 2016 the Company issued 350,000 shares of restricted and unregistered common stock at $0.13 per share for consulting fees totaling $45,000.

NOTE 5.                      LEASE COMMITMENT

In April 2015 the Company entered into a one year lease for its corporate office with a base monthly rent of $1,019. Since April 30, 2016 the Company has been paying the lease payment of $1,019 on a month to month basis.

NOTE 6.                      SUBSEQUENT EVENTS

The Company evaluated its subsequent events through November 21, 2016, the date through which the financial statements were available to be issued.

F-8

F-9

MICHAEL GILLESPIE & ASSOCIATES, PLLC

CERTIFIED PUBLIC ACCOUNTANTS

10544 ALTON AVE NE

SEATTLE, WA 98125

206.353.5736

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

High Desert Holding Corp.

We have audited the accompanying balance sheets of High Desert Holding Corp. as of December 31, 2015 and 2014 and the related statements of operations, stockholders’ deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, subject to the condition noted in the following paragraph, the financial statements referred to above present fairly, in all material respects, the financial position of High Desert Holding Corp. for the years ended December 31, 2015 and 2014 and the results of its operations and cash flows for the years then ended in conformity with generally accepted accounting principles in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note #3 to the financial statements, although the Company has limited operations it has yet to attain profitability. This raises substantial doubt about its ability to continue as a going concern. Management’s plan in regard to these matters is also described in Note #3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/S/ MICHAEL GILLESPIE & ASSOCIATES, PLLC

Seattle, Washington

June 3, 2016

F-10

HIGH DESERT HOLDING CORP.

BALANCE SHEETS

ASSETS
	December 31, 2015	December 31, 2014
Current Assets
Cash	$2,011	$4,743

Total current assets	2,011	4,743

Mining equipment, net	154,286	–
Mineral properties	697,143	–

Total assets	$853,440	$4,743

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current Liabilities
Accounts payable	$6,496	$725
Shareholder advances	9,000	9,000

Total current liabilities	15,496	9,725

Commitments and Contingencies	–	–

Stockholders' Equity (Deficit)
Preferred stock, $.001 par value, 5,000,000 shares authorized and no shares issued and outstanding	$–	$–
Common stock, $.001 par value, 70,000,000 shares authorized and 36,540,000 and 10,000,000 shares issued and outstanding at December 31, 2015 and December 31, 2014, respectively	36,540	10,000
Additional paid in capital	862,889	–
Accumulated deficit	(61,485)	(14,982)

Total stockholders' equity (deficit)	837,944	(4,982)

Total liabilities and stockholders' equity (deficit)	$853,440	$4,743

The accompanying notes are an integral part of these financial statements

F-11

HIGH DESERT HOLDING CORP.

STATEMENTS OF OPERATIONS

	For the Years Ended
	December 31,	December 31,
	2015	2014
Revenue

Net revenue	$–	$–

Expenses
Exploration and development	1,630	–
General and administrative	44,873	325

Total operating expenses	46,503	325

Loss from operations	(46,503)	(325)

Net loss	$(46,503)	$(325)

Net loss per share - basic and diluted	$(0.00)	$(0.00)

Weighted average shares outstanding	26,249,288	10,000,000

The accompanying notes are an integral part of these financial statements

F-12

HIGH DESERT HOLDING CORP.

STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

	Common Stock		Additional Paid	Accumulated	Total Stockholders' Equity
	Number	Amount	in Capital	Deficit	(Deficit)

Balance September 16, 2013	–	$–	$–	$–	$–

Issuance of founder's common stock at par in September 2013	10,000,000	10,000			10,000

Net loss				(14,657)	(14,657)

Balance December 31, 2013	10,000,000	$10,000	$–	$(14,657)	$(4,657)

Net loss				(325)	(325)

Balance December 31, 2014	10,000,000	$10,000	$–	$(14,982)	$(4,982)

Issuance of founders' common stock at par in March 2015	20,000,000	20,000			20,000

Issuance of common stock for cash at $0.20 per share in May 2015	30,000	30	5,970		6,000

Issuance of common stock for acquisition of Mineral Property at $0.20 in May 2015	400,000	400	79,600		80,000

Issuance of common stock for cash at $0.20 per share in June 2015	10,000	10	1,990		2,000

Issuance of common stock for cash at $0.10 per share in June 2015	100,000	100	9,900		10,000

Issuance of common stock for acquisition of Mineral Property and Mining Equipment at $0.13 per share in November 2015	6,000,000	6,000	765,429		771,429

Net loss				(46,503)	(46,503)

Balance December 31, 2015	36,540,000	$36,540	$862,889	$(61,485)	$837,944

The accompanying notes are an integral part of these financial statements

F-13

HIGH DESERT HOLDING CORP.

STATEMENTS OF CASH FLOWS

	For the Years Ended
	December 31,	December 31,
	2015	2014
Cash Flows from Operating Activities

Net loss	$(46,503)	$(325)

Adjustments to reconcile net loss to net cash used in operating activities:
Stock compensation	20,000	–
Change in accounts payable	5,771	325

Net cash used in operating activities	(20,732)	–

Cash Flows from Financing Activities
Proceeds from issuance of related party notes payable
Proceeds from issuance of common stock	18,000	–

Net cash provided by financing activities	18,000	–

Net increase in cash and cash equivalents	(2,732)	–

Cash and cash equivalents at beginning of the period	4,743	4,743

Cash and cash equivalents at end of the period	$2,011	$4,743

Supplementary Disclosures of Cash Flow Information

Cash paid for income taxes	$–	$–
Cash paid for interest	$–	$–

Non-Cash Investing and Financing Activities

Common stock issued for Mineral Property and Mining Equipment acquisition	$851,429	$–

The accompanying notes are an integral part of these financial statements

F-14

HIGH DESERT HOLDING CORP.

Notes to the Financial Statements

NOTE 1.                      GENERAL ORGANIZATION AND BUSINESS

High Desert Holding Corp. (“Company”) was organized in the state of Nevada in August 2013. The Company is a precious and non-precious mineral exploration company. The Company is initially focused on identifying both public and privately held land that have historically demonstrated commercially viable resources primarily located in the Western United States, particularly Nevada.

The Company has a mineral property located in Nevada has not yet determined whether these properties contain a viable resource.  Future exploration and development of this and any other properties will be dependent upon the ability of the Company to obtain necessary financing to satisfy the expenditure requirements under the property agreements to complete the development of the properties and upon the ability to raise additional capital.

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America which contemplate continuation of the Company as a going concern.

NOTE  2.                      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents

Cash and cash equivalents include cash in banks and financial instruments which mature within three months of the date of purchase. As of December 31, 2015 and December 31, 2014 the Company did not have any cash equivalents.

Use of Estimates

The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period.  Actual results could differ from those estimates.

Loss per Share

The Company computes net loss per share in accordance with GAAP. This requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net loss by the weighted average number of shares outstanding during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period under the treasury stock method using the if-converted method. The Company does not currently have any instruments issued and outstanding that are potentially dilutive.

Fair Value of Financial Instruments

The fair value of a financial instrument is the amount that could be received upon the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.  Financial assets are marked to bid prices and financial liabilities are marked to offer prices.  The fair value should be calculated based on assumptions that market participants would use in pricing the asset or liability, not on assumptions specific to the entity. In addition, the fair value of liabilities should include consideration of non-performance risk, including the party’s own credit risk.

Fair value measurements do not include transaction costs.  A fair value hierarchy is used to prioritize the quality and reliability of the information used to determine fair values.  Categorization within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement.  The fair value hierarchy is defined into the following three categories:

Level 1: Quoted market prices in active markets for identical assets or liabilities.

Level 2: Observable market-based inputs or unobservable inputs that are corroborated by market data.

Level 3: Unobservable inputs that are not corroborated by market data.

F-15

Income Taxes

The Company recognizes deferred tax liabilities and assets using the liability method. Under this method, deferred tax liabilities and assets are determined based on the temporary differences between the financial statements carrying values and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse.  In determining the future tax consequences of events that have been recognized in the financial statements or tax returns, judgment and interpretation of statutes is required. Judgments and interpretation of statutes are inherent in this process. Future income tax assets are recorded in the financial statements if realization is considered more likely than not.

For previously taken tax positions considered to be uncertain, the Company prescribes a recognition threshold and measurement attribute.  In the event certain tax positions do not meet the appropriate recognition threshold, de-recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, and accounting for interest and penalties associated with tax positions is required.

The Company files income tax returns in the U.S. federal jurisdiction and various states. The Company is subject to federal tax audits for all periods since inception in 2013.

Stock Based Compensation

The Company has on occasion issued equity and equity linked instruments to employees and non-employees in lieu of cash to various vendors for the receipt of goods and services and, in certain circumstances the settlement of short-term loan arrangements.   The applicable GAAP establishes that share-based payment transactions with employees and non-employees shall be measured at the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable.

In these transactions, we issue unregistered and restricted shares of common stock.

When unregistered common shares and equity-linked instruments convertible into unregistered common shares are issued for the settlement of short-term financing arrangements (that are not initially convertible), the reacquisition price of the extinguished financing arrangement is determined by the value of the debt which is more clearly evident, and no additional inducement expense is recognized.

In situations in which we issue unregistered restricted common shares in exchange for goods and services, and the value of the goods and services are not the most reliably measurable, we recognize the fair value of the unregistered restricted equity instruments based on the value of similar instruments issued in private placements in exchange for cash in the most recent transactions (a Level 2 input within the GAAP hierarchy).   We have determined this methodology reflects the risk adjusted fair value of our unregistered restricted equity instruments using a commercially reasonable valuation technique.

Mining Equipment

The Company records its mining equipment at historical cost. Depreciation expense is recognized in operations over the estimated service lives or productive value of the equipment. The Company capitalizes expenditures for improvements that significantly extend the useful life of an asset. Expenditures for maintenance and repairs are expensed to operations when incurred. Depreciation is computed using the straight-line method over estimated useful lives as follows:

Drilling equipment	5 to 7 years
Vehicles and trailers	3 to 7 years
Field equipment	1 to 3 years

Mineral Property Costs

We defer acquisition costs until we determine the viability of a mineral property. Since we do not have proven and probable reserves as defined by Securities and Exchange Commission (“SEC”) Industry Guide 7. Exploration expenditures are expensed as incurred. We expense care and maintenance costs as incurred.

We review the carrying value of our mineral property for impairment whenever there are negative indicators of impairment. Our estimate of the gold price, mineralized materials, operating capital, and reclamation costs are subject to risks and uncertainties affecting the recoverability of our investment in the mineral property. Although we have made our best, most current estimate of these factors, it is possible that near term changes could adversely affect our estimates and possibly require future asset impairment write-downs.

F-16

When it has been determined that a mineral property can be economically developed as a result of establishing proven and probable reserves, the costs incurred to develop such property, are capitalized. Such costs will be amortized using the units-of-production method over the estimated life of the probable reserve. If mineral properties are subsequently abandoned or impaired, any capitalized costs will be charged to operations.

Environmental Costs

Environmental expenditures that relate to current operations are expensed or capitalized as appropriate. Expenditures that relate to an existing condition caused by past operations, and which do not contribute to current or future revenue generation, are expensed. Liabilities are recorded when environmental assessments and/or remedial efforts are probable, and the cost can be reasonably estimated.  enerally, the timing of these accruals coincides with the earlier of completion of a feasibility study or the Company’s commitments to plan of action based on the then known facts.

Reclamation Liabilities and Asset Retirement Obligations

Minimum standards for site reclamation and closure have been established by various government agencies that affect certain of our operations. The Company calculates estimates of reclamation liabilities based on current laws and regulations and the expected undiscounted future cash flows to be incurred in reclaiming, restoring, and closing of operating mine sites. US GAAP requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred. It further requires us to record a liability for the present value of our estimated environmental remediation costs and the related asset created with it when a recoverable asset (long-lived asset) can be realized.

Recently Issued Accounting Pronouncements

The Company has reviewed recently issued accounting pronouncements and does not expect any to have a material impact on our financial position, results of operations, or cash flows.

NOTE 3.                      GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the liquidation of liabilities in the normal course of business.  Since inception, the Company has not identified any proven or probable reserve and correspondingly has not generated any revenue during its exploration stage.  This raises substantial doubt about the Company’s ability to continue as a going concern. These financials do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might result from this uncertainty. The Company needs to raise additional funds to continue as a going concern.

NOTE 4.                      MINERAL PROPERTY

Kibby Flats

In May 2015, the Company acquired ten (10) unpatented mining claims commonly referred to as Kibby Flats located in Esmerelda County, Nevada for 400,000 shares of restricted and unregistered shares of common stock with an estimated value of $80,000.

QR Claims

In November 2015, the Company acquired fifty (50) unpatented mining claims commonly referred to as the “QR Claims 1-50” located in Humboldt County, Nevada for 4,800,000 shares of restricted and unregistered shares of common stock with an estimated value of $617,143.

F-17

NOTE 5.                      MINING EQUIPMENT

Mining equipment at December 31, 2015 and 2014 consisted of the following:

	2015	2014
Drilling equipment	$144,869	$–
Vehicles and trailers	3,622	–
Field equipment	5,795	–
	$154,286	$–

In November 2015 the Company acquired its mining equipment via the issuance of 1,200,000 shares of restricted and unregistered shares of common stock. As of December 31, 2015, none of the Company’s mining equipment was placed in service, correspondingly, no depreciation expense was recognized during any period presented in these financial statements.

NOTE 6.                      STOCKHOLDERS’ EQUITY

Common Stock

The Company is authorized to issue 70,000,000 shares of common stock with a par value of $0.001 per share. As of September 30, 2015 the Company had a total of 30,054,000 shares issued and outstanding. The following provides information for the shares of restricted and unregistered shares of common stock that we issued from January 1, 2015 through September 30, 2015.

In March 2015, the Company issued 20,000,000 founders’ shares of common stock to its current officer and director and an additional significant shareholder and service provider for total consideration of $20,000.

In May of 2015 the Company issued 30,000 shares of restricted and unregistered common stock at $0.20 per share for cash proceeds totaling $6,000.

In May of 2015 the Company issued 400,000 shares of restricted and unregistered common stock at $0.20 per share for the acquisition of the Kibby Flats Mineral Property for total consideration of $80,000.

In June of 2015 the Company issued 10,000 shares of restricted and unregistered common stock at $0.20 per share for cash proceeds totaling $2,000.

In June of 2015 the Company issued 100,000 shares of restricted and unregistered common stock at $0.10 per share for cash proceeds totaling $10,000.

In November of 2015 the Company issued 6,000,000 shares of restricted and unregistered common stock at $0.13 per share for the acquisition of the QR Claims 1-50 and mining equipment for total consideration of $771,429.

NOTE 7.                      LEASE COMMITMENT

In April 2015 the Company entered into a one year lease for its corporate office with a base monthly rent of $1,019. The initial term of the lease has expired and currently continues on a month-to-month basis.

NOTE 8.                      INCOME TAXES

The Company provides for income taxes using an asset and liability approach. Deferred tax assets and liabilities are recorded based on the temporary differences between the financial statement and tax bases of assets and liabilities and the tax rates in effect currently.

F-18

The Company recognizes reductions in its deferred tax assets by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. In the Company’s opinion, it is uncertain whether they will generate sufficient taxable income in the future to fully utilize the net deferred tax asset. Accordingly, a valuation allowance equal to the deferred tax asset has been recorded. The Company’s deferred tax assets by period are as follows:

	December 31,	December 31,
	2015	2014
Deferred Tax Asset	$21,000	$5,000
Valuation Allowance	(21,000)	(5,000)

Income Tax Expense	$–	$–

The components of income tax expense for years ended December 31, 2014 and 2013 respectively are as follows:

	December 31,	December 31,
	2015	2014
Change in Net Operating Loss	$16,000	$–
Change in Valuation Allowance	(16,000)	–

Income Tax Expense	$–	$–

The differences between the statutory income tax rates computed at the U.S. federal statutory rate and our effective rate were the following:

Rate
Federal Statutory Rate	35%
Current Loss and NOL Carry Forward	-35%

Net Rate	0%

As of December 31, 2015 and 2014, the Company had net operating loss carryforwards totaling approximately $61,000. The Company does not believe that it has any uncertain tax positions, correspondingly, no estimated accruals for interest and penalties have been made in the accompanying financial statements.

The Company’s tax returns currently subject to audit by the Internal Revenue Service are for the periods ended December 31, 2013 through the present.

NOTE 9.                       RELATED PARTY TRANSACTIONS

In August 2013 our founder, former officer and director, and significant shareholder, Marty Weigel, loaned us $9,000 to fund the start-up of our initial operations. Mr. Weigel has agreed to not accrue interest on the loan and has informally agreed to defer re-payment of the loan until such time as we have acquired a more stable source of funding.

As of December 31, 2014 and 2013 we owed Ingenium Accounting Associates, an accounting Firm controlled by Marty Weigel, $725 and $400, respectively, related to payments made on our behalf to maintain our regulatory filings with the State of Nevada. In May 2015, we paid Ingenium Accounting Associates $1,635 to settle the outstanding obligation as of December 31, 2014 as well as additional administrative expenses paid by Ingenium on our behalf through April 2015.

As of December 31, 2015, we owed Mr. Kersey $6,496 for administrative and travel expenses paid on our behalf. Mr. Kersey has agreed to defer repayment of these expenses until the Company’s cash resources significantly increase.

In November 2015, we acquired the QR claims and mining equipment with a total estimated fair value of $771,429 via the issuance of 6,000,000 shares of restricted and unregistered shares of common stock from Signal Mining and Exploration LLC, an entity controlled by Mr. William Jerome. Subsequent to the closing of the acquisition transaction, Mr. Jerome was elected to our Board of Directors.

NOTE 10.                      SUBSEQUENT EVENTS

In January 2016, the Company acquired additional mining equipment via the issuance of 1,000,000 shares of common stock for total consideration of $128,571.

The Company evaluated its subsequent events through June 3, 2016, the date through which the financial statements were available to be issued.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The actual and estimated expenses in connection with this offering, all of which will be borne by us, are as follows:

SEC Registration Fee	$
Printing and Edgar Filing Expense	$		*
Legal Fees	$		*
Transfer Agent Fee		$500.00
Miscellaneous		$1,000.00

Total	$		*

* Estimated.

Item 14. Indemnification of Directors and Officers

Section 78.7502 of the Nevada Revised Statutes provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses including attorneys' fees, judgments, fines and amounts paid in settlement in connection with various actions, suits or proceedings, whether civil, criminal, administrative or investigative other than an action by or in the right of the corporation, a derivative action, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses including attorneys' fees incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's Amended and Restated Articles of Incorporation, Bylaws, agreement, a vote of stockholders or disinterested directors or otherwise.

The Company’s Amended and Restated Articles of Incorporation provides that it will indemnify and hold harmless, to the fullest extent permitted by Chapter 78 of the Nevada Revised Statutes, as amended from time to time, each person that such section grants us the power to indemnify.

The Nevada Revised Statutes permit a corporation to provide in its Amended and Restated Articles of Incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

•	any breach of the director's duty of loyalty to the corporation or its stockholders;
•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
•	payments of unlawful dividends or unlawful stock repurchases or redemptions; or
•	any transaction from which the director derived an improper personal benefit.

The Company’s Amended and Restated Articles of Incorporation provides that, to the fullest extent permitted by applicable law, none of our directors will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this provision will be prospective only and will not adversely affect any limitation, right or protection of a director of our Company existing at the time of such repeal or modification.

Item 15. Recent Sale of Unregistered Securities

No underwriters were involved in the issuance of the securities noted below. All of the securities issued below were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(a)(2) of the Securities Act. The issuance of stock that was exempt under Section 4(a)(2) was a private offering to an accredited investor. Each of the investors represented to the Company that it (i) is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended, (ii) is knowledgeable, sophisticated and experienced in making investment decisions of this kind, and (iii) has had adequate access to information about the Company.

The company maintains accredited investor questionnaires for each purchaser of unregistered securities from the Company.

In August 2013 we issued 10,000,000 shares of restricted and unregistered common stock to our affiliated founder at par value of $0.001 for total consideration of $10,000.

In March 2015, we issued 20,000,000 shares of restricted and unregistered common stock to affiliates at par value of $0.001 for Consulting Fees totaling $20,000.

In May 2015, we issued 30,000 shares of restricted and unregistered common stock to non-affiliates for total cash consideration of $6,000.

In May 2015, we issued 400,000 of restricted and unregistered shares of common stock to a non-affiliate to acquire mineral rights for total consideration of $80,000.

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In May 2015, we issued 10,000 shares of restricted and unregistered common stock to non-affiliates for total cash consideration of $2,000.

In May 2015, we issued 100,000 shares of restricted and unregistered common stock to non-affiliates for total cash consideration of $10,000.

In November of 2015 the Company issued 6,000,000 shares of restricted and unregistered common stock to an affiliate at $0.13 per share for the acquisition of the QR Claims 1-50 and mining equipment for total consideration of $771,429.

In January 2016, we acquired additional mining equipment via the issuance of 1,000,000 shares of common stock to a non-affiliate for total consideration of $128,571.

In January 2016, we issued 350,000 shares of restricted and unregistered common stock to non-affiliates at $0.13 for consulting fees totaling $45,000.

In January 2016, we issued 75,000 shares of restricted and unregistered common stock to affiliates at $0.13 for director fees totaling $9,643.

Item 16. Index and exhibits

(A) Exhibits

Exhibit Number	Description
3.1*	Amended and Restated Articles of Incorporation
3.2*	Amended and Restated Bylaws
5.1*	Opinion of Patrick E. Ogle, Esq. with respect to legality of the securities, including consent
10.1	Form of Stock Purchase Agreement
10.2*	Lease Agreement
23.1	Consent of Independent Registered Public Accounting Firm – Michael Gillespie & Associates, PLLC
23.2*	Consent of Patrick E. Ogle, Esq. (included with Exhibit 5.1)
24.1*	Directors' Power of Attorney
99.1*	Kibby Flats Claims Information
99.2*	QR Claims Information
99.3	QR Claims Drilling and Sampling Averages

__________________

* Previously filed.

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Item 17. Undertakings

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is subject to Rule 430C (§230.430C of this chapter), each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Reno, State of Nevada, on December 12, 2016.

High Desert Holding Corp.

By:	/s/ Mark A. Kersey
Chief Executive Officer (Principal Executive Officer)

/s/ Mark A. Kersey
Chief Financial Officer (Principal Financial Officer)

/s/ Mark A. Kersey
Chief Accounting Officer (Principal Accounting Officer)

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Mark A. Kersey, his true and lawful attorney-in-fact and agent, each with full power of substitution and re-substitution, severally, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement on Form S-1, any subsequent registration statements pursuant to Rule 462 of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts.

Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Mark A. Kersey Mark A. Kersey	Chief Executive Officer, and Chairman of the Board of Directors (Principal Executive Officer)	December 12, 2016

/s/ Mark A. Kersey	Chief Financial Officer	December 12, 2016
Mark A. Kersey	(Principal Financial Officer)

/s/ Mark A. Kersey	Chief Accounting Officer	December 12, 2016
Mark A. Kersey	(Principal Accounting Officer)

/s/ William E. Jerome William E. Jerome	Director	December 12, 2016

/s/ Howard J. Dean Howard J. Dean	Director	December 12, 2016

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